EXPLANATORY NOTE

This Post-Qualification Offering Circular Amendment No. 1 amends the offering circular of Nano Stone Inc. as qualified on February 10, 2017, and as may be amended and supplemented from time to time (the “offering circular”), to add, update and/or replace information contained in the offering circular.

Post-Qualification Offering Circular

Amendment No. 1 File No. 024-10639

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

TIER II OFFERING

OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933

CURRENT REPORT

NANO STONE INC.

(Exact name of registrant as specified in its charter)

Date: December 15, 2017

Delaware	3281	81-2632123
(State or Other Jurisdiction of Incorporation) Adamson Brothers, Corp. Advisor	(Primary Standard Classification Code) NANO STONE INC. 2125 Center Ave, Suite 414, Fort Lee, New Jersey 07024 +1 (201) 592-0317 http://www.nanostoneinc.com	(IRS Employer Identification No.) Ram Associates Auditor

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I – END

AMENDMENT TO THE OFFERING CIRCULAR DATED DECEMBER 15, 2017

This offering statement pursuant to Regulation A Tier II relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission.  The company has filed this amendment to its Form 1-A to follow the disclosure format of Form S-1. Information contained in this Amendment to the Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Amendment to the Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor there will be any sales of these securities in any state in which such offer, solicitation or sale is unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

NANO STONE INC.

Up to 3,676,470 Shares of Common Stock
Minimum purchase: 200 Shares $6.80 per share ($1,360)

Prior to this Offering, no public market has existed for the common stock of Nano Stone Inc.  Upon successful completion of this Offering, the Company intends to file a Form 8-A in order to register the company’s common stock with the Commission per 1934 Act and will attempt to have our common stock listed publicly on the NASDAQ, NYSE, or other National Exchange. However, there can be no assurance that any application will be approved or that we will meet the initial listing qualification requirements of any National Exchange in order to successfully complete the listing.

In this exempt offering we, “Nano Stone Inc.” also known as “Nano Stone” or the “Company” are offering up to 3,676,470 shares. This offering is being conducted on a “best efforts” basis without any minimum offering amount pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, or the “Securities Act”, for Tier 2 offerings, notwithstanding the resale share may be sold to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this offering. The minimum number of shares required to be purchased by each investor is 200 shares or $1,360 in value, however, the Company at its discretion can waive the minimum purchase requirement on a case-by-case basis in its sole discretion.  The shares being offered by the Company will be sold on our behalf by executives, directors, or officers of Company or registered broker dealers the Company chooses to engage at a later date.  They will not receive any commissions or proceeds for selling the shares on our behalf.  There is uncertainty that we will be able to sell any of the 3,676,470 shares being offered herein by the Company. All of the shares being qualified for sale by the Company will be sold at a fixed price of $6.80 per share for the duration of the Offering. Assuming all of the 3,676,470 shares being offered by the Company are sold, the Company will receive ~$24,999,996 million in gross proceeds. Assuming 2,757,352 shares (75%) being offered by the Company are sold, the Company will receive $18,749,997 in net proceeds. Assuming 1,838,235 shares (50%) being offered by the Company are sold, the Company will receive ~$12,499,998 in net proceeds. Assuming 919,117 shares (25%) being offered by the Company are sold, the Company will receive ~$6,249,999 in net proceeds. There is no minimum amount we are required to raise from the shares being offered by the Company and any funds received will be immediately available to us.  There is no guarantee that we will sell all or any of the securities being offered in this offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to institute our company’s business plan.  Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

This primary offering will terminate upon the earliest of (i) the date at which the maximum offering amount pursuant to the Offering Statement has been sold or (ii) the date which is one year from this Offering Statement being qualified by the Commission, unless extended by our directors for an additional 90 days or (iii) the date at which the Offering is earlier terminated by the Company in its sole discretion.  The offering is being conducted on a best efforts basis.

SHARES OFFERED	PRICE TO	UNDERWRITING DISCOUNTS & SELLING AGENT	PROCEEDS TO
BY COMPANY	PUBLIC	COMMISSIONS (1)	THE COMPANY (2)
Per Share	$6.80	Not applicable	$6.80
Minimum Purchase	$1,360.00	Not applicable	$1,360.00
Total (3,676,470 Shares)	$24,999,996	Not applicable	$24,999,996

(1)We are not currently using any commissioned sales agents or underwriters.  The Company at its own discretion reserves the right to engage with commissioned sales agents or underwriters in the future by filing an amendment.

(2)Does not include expenses of the offering, including costs of blue sky compliance, fees to be paid to advisors and legal counsel, and costs of posting offering information on crowdfunding portals, estimated to be between $150,000 and $1,625,000 for the minimum and maximum offering amounts, respectively.

If the entire allotment of shares in this Offering are not sold, there is the possibility that the amount raised may be minimal and may not even cover the costs of the offering, which the Company estimates to be approximately $150,000. The proceeds from the sale of the securities will be placed directly into the Company’s account; any investor who purchases share will have no assurance that any monies, beside their own, will be subscribed to the offering circular. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws. All expenses incurred in this offering are being paid for by the Company. There has been no public trading market for the common stock of the Company.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and as such, we have elected to take advantage of certain reduced public company reporting requirements for this Offering Circular and future filings as applicable.  See “Risk Factors”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE OFFERING CIRCULAR.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS AMENDMENT TO THE OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS AMENDMENT TO THE OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL

PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE OUR SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

You should rely only on the information contained in this offering circular or contained in any free writing offering circular filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this offering circular filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

We are following the “Offering Circular” format of disclosure under Regulation “A”

The date of this offering circular is December 15, 2017.

The following table of contents has been designed to help you find important information contained in this offering circular. We encourage you to read the entire offering circular.

TABLE OF CONTENTS

1.SUMMARY OF INFORMATION IN OFFERING CIRCULAR6

2.RISK FACTORS8

3.DILUTION27

4.PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS29

5.USE OF PROCEEDS TO ISSUER31

6.DESCRIPTION OF BUSINESS32

7.DESCRIPTION OF PROPERTY44

8.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS45

9.DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES49

10.COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS54

11.SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS55

12.INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS56

13.SECURITIES BEING OFFERED57

14.FINANCIAL STATEMENTS58

15.INDEX TO EXHIBITS85

16.SIGNATURES86

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

1.SUMMARY OF INFORMATION IN OFFERING CIRCULAR

The following summary highlights selected information contained in this Offering Circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this Offering Circular., including, but not limited to, the risk factors beginning on page 4. References to “Nano Stone,” “we,” “us,” “our,” or the “company” mean Nano Stone Inc.

Our Company

Nano Stone is an innovative building materials company and pioneer in the development of unique granite and marble finished products with its disruptive Nano Stone Technology that provides eco-friendly & durable attributes to natural stones. The company’s Nano Stone Technology chemically impregnates natural stones e.g. granite, marble, etc. with anti-bacterial, anti-stain, anti-etching and anti-radon properties, an increase of up to 30% additional strength, near-permanent uniform coloring from a wide selection of shades and an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes. This unique technology that the Company recently acquired was developed through years of research and historical investments by the predecessor company before achieving this level of perfection. The resulting product is a cost-effective, game-changing disruptive innovation ready for the broader building materials market for interior and exterior building design, new construction and home remodeling projects. Nano Stone’s premium quality stone is easier to maintain, eco-friendly and optimizes the use of scarce natural resources by allowing for thinner tiles with reduced breakage during transport, installation, and general use.

This Offering

Securities Offered	Maximum of 3,676,470 shares of common stock ($24,999,996)
Fully Diluted Common Stock Outstanding before the Offering	9,753,186 Fully Diluted Shares of Common Stock (including unexercised and unvested stocks and options)
Fully Diluted Common Stock Outstanding after the Offering	13,429,656 Fully Diluted Shares of Common Stock (assuming the Maximum Offering is sold and including unexercised and unvested stocks and options)
Use of proceeds:

The use of proceeds from the Offering will be used to fund six key areas: (i) hiring additional key members of the management team; (ii) developing (diversified) production infrastructure; (iii) continuing development of technology and product lineup; and (iv) expanding sales, marketing, and distribution capabilities in new markets; (v) executing on orders generated through business development and marketing efforts; (vi) ongoing fund-raising requirements.

Risk factors:

Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this Offering Circular.

Minimum Offering:	None
Maximum Offering:	$24,999,996 (3,676,470 Shares)
Market for the Shares

There is no public market for the common share. The price is $6.80 per share.  We may not be able to meet the requirement for a public listing or listing of our common stock. Furthermore, even if our common stock is quoted or granted listing, the offering price for the share will remain at $6.80 per share for the duration of the offering.

Proposed U.S. Listing

Upon successful completion of this Offering, the Company intends to file a Form 8-A in order to register the company’s common stock with the Commission per 1934 Act and will attempt to have our common stock listed publicly on the NASDAQ, NYSE, or other National Exchange. However, there can be no assurance that any application will be approved or that we will meet the initial listing qualification requirements of any National Exchange in order to successfully complete the listing.

Our Common Stock will not commence trading on a National Exchange until the following conditions are met: an Initial Closing has occurred and we have raised the minimum amount necessary for us to meet the initial listing requirements of a National Exchange; Even if we meet the minimum initial requirements for listing on a National Exchange, we may wait before terminating the offering and commencing trading of our Common Stock on the National Exchange in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of share and the commencement of exchange trading of our Common Stock. In the event we do not meet the initial listing qualification requirements of a National Exchange, we will attempt to apply to have our Common Stock listed on another securities exchange. However, there can be no assurance that any application will be approved or that we will successfully complete any listing.

Termination of the Offering:

This Offering will terminate upon the earliest of: (i) the date at which the maximum offering amount pursuant to the Offering Statement has been sold or (ii) the date which is one year from this Offering Statement being qualified by the Commission, unless extended by our directors for an additional 90 days or (iii) the date at which the Offering is earlier terminated by the Company in its sole discretion.

Subscriptions:	All Subscriptions once accepted are irrevocable

You should rely only upon the information contained in this offering circular. We have not authorized anyone to provide you with information different from that which is contained in this offering circular. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

2.RISK FACTORS

Investing in our shares being offered by this prospectus involves a high degree of risk. Accordingly, in analyzing this offering, the Company, and before you make an investment in the shares offered in this Offering Circular, you should carefully consider the following risk factors related to the Company and this offering described below and the other risk factors incorporated herein. If any of these risks actually occurs, it may materially harm our business, financial condition, operating results and/or cash flow. As a result, the value of our common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. The order of the following is not intended to be indicative of the relative importance of any described risk nor is the following intended as, and should not be considered, an exhaustive list.  The Company is still subject to all the same risks that companies in its industry, and companies in the economy, are exposed to. Additionally, early-stage companies are inherently riskier than more developed companies. The occurrence of any one of the following events would be likely to have a material adverse effect on us and our business prospects, cash flow and profitability, and viability as an enterprise.

Risks Related this Offering and to the Company

We are an early stage company and have not yet generated any revenues

Nano Stone has had no net income with only a few months operating history, and no material revenues generated since its inception. There is no assurance that Nano Stone will ever be profitable or generate sufficient revenue to pay dividends to the holders of the shares of the Company. Nano Stone believes that its ability to generate revenues will be hampered without successfully completing the current funding, which involves substantial risk. As a result, Nano Stone is dependent upon the proceeds of this Offering and additional fund raises to be able to fulfill its production and its purchasing orders. If planned operating levels are changed, higher operating costs encountered, lower sales revenue received, more time is needed to implement the plan, or less funding received from customer deposits or sales, more funds than currently anticipated may be required. Additional difficulties may be encountered during this stage of development, such as unanticipated problems relating to production, natural stone’s vendor supply cost, manufacturing costs and production, if additional capital is not available when required, if at all, or is not available on acceptable terms, Nano Stone may be forced to modify or abandon its business plan.

The Company has realized operating losses to date and expects to incur losses in the future

The Company has operated at a loss since inception, and these losses are likely to continue. Nano Stone’s comprehensive losses from inception through June 30, 2017 were $1,766,513 (including $1,171,883 of depreciation). Until the Company achieves profitability, it may have to seek other sources of capital in order to continue operations.

We are controlled by our Chairman/Founders, whose interests may differ from those of the other shareholders.

As of the date of this Offering Circular, Sanjay Mody, own the majority of shares of the Company’s common stock, and his majority ownership may continue even after the issuance of the shares. Mr. Mody’s ownership pre-offering on a Fully Diluted Basis (including unexercised and unvested stocks and options) is 61.5% of the company and would be 44.7% ownership post offering on a Fully Diluted Basis (including unexercised and unvested stocks and options), assuming the maximum number of shares are sold. Therefore, Mr. Mody is now and could be in the future in a position to elect or change the members of the board of directors and to control Nano Stone’s business and affairs including certain significant corporate actions, including but not limited to acquisitions, the sale or purchase of assets and the issuance and sale of Nano Stone’ shares. Nano Stone also may be prevented from entering into transactions that could be beneficial to the other holders of the shares without Mr. Mody’s consent. Mr. Mody’s interests may differ from the interests of other shareholders.

The Company will face significant market competition, which could adversely affect the Company’s results of operations and financial condition

Our Nano Stone granite and marble products will compete with a number of other surface materials such as natural granite, natural marble, laminate, quartz, manufactured solid surface, concrete, stainless steel and wood. We compete with these surface materials on a range of factors, including brand awareness, product quality, new product development and time to market, pricing, customer service and breadth of product offerings. Since we seek to position our products as a high-end and premium alternative to other surface materials and other surfaces, the perception among end-consumers of the quality of our products is a key competitive differentiator. Our revenues and net income may be adversely affected if manufacturers of other surface materials successfully brand their products as premium products or consumers place less value on premium branded Nano Stone products. In addition, changes in any of these competitive factors may be sufficient to cause a distributor to change manufacturers, which would harm our sales in that jurisdiction.

The manufacturers of other products consist of a number of regional and global competitors. The market is highly fragmented and is also comprised of a number of regional and global competitors. Large multinational companies have invested in various production capabilities. We believe that we are likely to encounter strong competition from these multinational companies and other larger manufacturers as a result of consolidation in the industry in the future.

The number of our direct competitors and the intensity of competition may increase as we expand into other markets or applications, or as other companies expand into our operating markets or applications. Some of our competitors may be able to adapt to changes in consumer preferences and demand more quickly, devote greater resources to design innovation and establishing brand recognition, manufacture more versatile slab sizes, implement processes to lower costs, acquire complementary businesses, such as raw material suppliers or quarries, and expand more rapidly or adopt more aggressive pricing policies than we can. Competitors may have incorporated or may in the future incorporate more advanced technology in their manufacturing processes, including more advanced automation techniques. A number of our competitors have greater financial and capital resources than we do and continue to invest heavily to achieve increased production efficiencies and brand recognition. Competitors may also be in a better position to access emerging sales channels in various markets. Our inability to meet these challenges could result in a loss of distributors, customers, end-consumers and/or market share, and pricing pressures caused by such competition could reduce the sales of our products, our revenues and margins thereby adversely affecting our business, financial condition and results of operations.

Market risks and the economy condition might cause significant risks and uncertainties

Downturns in new construction, renovation and remodeling sectors of the economy generally and a lack of availability of credit could adversely impact end-consumers and lower demand for our products, which in turn could cause our revenues and net income to decrease.

Our products are used for both internal and external applications in residential, commercial construction and remodeling spending. Spending on renovation and remodeling and new construction depends significantly on the availability of credit, as well as other factors such as interest rates, consumer confidence, government programs and unemployment. Any of these factors could result in a tightening of lending standards by financial institutions and reduce the ability of consumers to finance renovation and remodeling expenditures or home purchases. Ability to access financing varies across our operating markets. If real estate values decline, credit tightens, or consumer and commercial spending decreases, we may be unable to grow our business and our revenues and net income may be adversely affected.

Our revenues are subject to significant geographic concentration and any disruption to sales within one of our key markets could materially and adversely impact our results of operations and prospects.

Based on the predecessor company’s historical sales, we expect our sales to be subject to significant geographic concentration. Likewise, we expect that most of our near-term sales may be in South Korea, Japan, and China although we plan to expand into the Americas, MENA, Europe, and other markets in the Far East over time. Our operations depend significantly upon general economic and other conditions in these countries. Each country has different characteristics and our results of operations could be adversely impacted by a range of factors, including local competitive changes, changes in consumers’ granite and marble preferences, and regulatory changes that specifically impact these markets. General economic conditions and our sales could be adversely impacted by future increases in interest rates placing pressure on the affordability of renovation and remodeling and new construction projects, and the strength of the dollar vs. local currencies in which our products are sold making competitors’ products more competitive than our products, which may not be offset by any increased profitability we may experience from a stronger dollar. Although we face different challenges and risks in each of these markets, due to the existence of a high level of geographic concentration, should an adverse event occur in any of these jurisdictions, our results of operations and prospects could be impacted disproportionately.

We depend on key personnel

Nano Stone’s future success depends on the efforts of key personnel, including its senior executive team. Nano Stone does not currently carry any key man life insurance on its key personnel or its senior executive team. However, Nano Stone intends to obtain such insurance upon closing this Offering. Regardless of such insurance, the loss of services of any of these or other key personnel may have an adverse effect on Nano Stone. There can be no assurance that Nano Stone will be successful in attracting and retaining the personnel.

We may not be able to protect our proprietary technology in the marketplace.  If we fail to establish, maintain and enforce intellectual property rights with respect to our technology, our operations and business could be negatively impacted.

Where appropriate, we seek to protect our intellectual property rights by relying on our trade secret and by also using confidentiality and other provisions in our agreements that restrict access to and disclosure of our confidential know-how and trade secrets.  Our ability to establish, maintain and enforce intellectual property rights with respect to the technology that we license to our customer licensees will be a significant factor in determining our future financial and operating performance.  However, trade secrets and technical know-how are difficult to maintain and do not provide the same legal protections provided by patents. In particular, only patents will allow us to prohibit others from using independently developed technology that is similar to ours. If competitors develop knowledge substantially equivalent or superior to our trade secrets and technical know-how, or gain access to our knowledge through other means such as observation of our technology that embody trade secrets at customer sites which we do not control, the value of our trade secrets and technical know-how would be diminished.

Our systems and procedures to protect the confidentiality and security of our trade secrets and technical know-how may fail to provide an adequate degree of protection. For example, there can be no assurance that the Company has entered into nondisclosure agreements with all of its employees, consultants, advisors, customers and strategic partners or that any existing nondisclosure agreement will be sufficient to prevent unauthorized use or disclosure. In addition, some of the technology may be readily observable by third parties who are not under contractual obligations of non-disclosure, which may limit or compromise our ability to continue to protect such technology as a trade secret.

Monitoring and policing unauthorized use and disclosure of intellectual property is difficult. If we learned that a third party was in fact infringing or otherwise violating our intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.  Any such development could have a material adverse effect on our operation, cash flows and financial condition.

We may not be able to protect our proprietary technology abroad which could negatively impact our business.

Our business relies upon operations in numerous countries including, without limitation, China, India, and South Korea.  Intellectual property protection rights and our available recourse in the event a third party infringes or otherwise violates our intellectual property rights are limited and may be insufficient to protect our intellectual property.

We protect our IP using trade secrets but a competitor may develop technology that competes with ours and likewise could enter the market, which could adversely impact our sales and margins.

We are not aware of any direct competitor with our technology, but as is the case with all technology, a competitor could develop a solution equal or better than ours. Some of these competitors already have industry know-how, larger capital resources, and in time could develop technical capabilities to manufacture products similar to our products and other competitors may do so in the future. Competition of this nature may increase in the markets in which we operate and may develop in new markets. Even if these competitors are unable to compete with us in all markets in which we sell, the introduction of similar products may result in lowering or eliminating the value that distributors and end-consumers place on our premium brand and products. Such competition or change in perception could result in significantly lower sales and reduced profit margins. The Company may require intellectual property protection and may be subject to the intellectual property claims of others.

Our proprietary technology has a limited history and may perform below expectations.

We use proprietary technology that has limited history and may experience problems that we nor any of the third-party laboratories that have evaluated certain effects of our technology claims are able to foresee. Additionally, we are continuously striving to improve our technology as well as setup more advanced processing plants to implement our technology and if the implementation of our proprietary technology is unsuccessful, it could negatively impact the successful operation of our business.  Additionally, given that we are shifting production into India using new and unproven processes there may be potential construction delays and unforeseen cost overruns. Delays at any single phase of construction may significantly impact the overall timing of commencing operations.  In addition, there is a lack of long-term reliability data for our proprietary technology. Actual long-term performance may fall short of expectations.

Our success is dependent upon consumers’ willingness to adopt our disruptive stone products.

If we cannot develop sufficient market demand for our products, we will not be successful.  Factors that may influence the acceptance of our products include but are not limited to:

Perceptions about enhanced natural stone products and their quality, safety, performance and cost;

The availability of quality and cost competitive raw materials;

Volatility in the cost of our raw materials; and

Government regulations and economic incentives promoting alternative building materials.

Future disruptive new technologies could have a negative effect on our business.

We are subject to the risk of future disruptive technologies. If new building material technologies that provide more advanced results or entirely different solutions that are superior, or are perceived to be superior by consumers, it could have a material adverse effect on the company.

We may experience quarterly fluctuations in revenues and net income as a result of seasonal factors and building construction cycles which are hard to predict with certainty. We expect that such quarterly fluctuations will increase in the future as we shift to selling through direct channels.

Our results of operations may be impacted by seasonal factors, including construction and renovation cycles. We expect that seasonal factors will have a greater impact on our revenue, adjusted EBITDA and adjusted net income in the future as we continue to increase our global distribution. At the same time, our fixed costs will also increase as a result of our shift to global market distribution and, therefore, the impact of seasonal fluctuations in our revenues on our profit margins, adjusted EBITDA and adjusted net income will likely be magnified in future periods. In addition, adverse weather in a particular quarter or a prolonged winter period could further impact our quarterly results. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors even if they do not reflect a change in the overall performance of our business.

Our founder and his associates recently personally acquired all of the assets of the predecessor Nano Stone Co., Ltd. including Nano Stone’s unique technology contributed those assets into Nano Stone Inc. We may face challenges as the Company integrates these assets and implements our sales, marketing, branding, and manufacturing strategies in the US and global markets. In addition, as a result of these acquisitions, historical results from Nano Stone Co., Ltd. may not be indicative of our future results.

In May 2016, we established Nano Stone Inc. and in June 2016, we acquired only the assets and IP from Sanjay Mody and his associates that they had acquired from Nano Stone Co., Ltd from South Korea. We must successfully integrate and manage the technology and operations in order to successfully implement our growth strategies. There can be no assurance that we will be successful in our efforts to integrate our recent acquisitions.

Our historical financial information does not reflect the performance of Nano Stone Co., Ltd. because we did not purchase the entity; it was only an asset acquisition transaction. Consequently, it may also be difficult for investors to compare our future results to our historical results or to evaluate our relative performance or trends in our business.

Consolidation in our industry may increase the competitive pressures to which we are subject and may enhance our competitors’ manufacturing, sales and marketing capabilities.

Due to the highly-fragmented nature of the granite and marble market, we believe that consolidation is likely and a smaller number of large companies may take leading market positions. We believe we would encounter strong competition from any such larger companies following their consolidation. Larger companies are likely to benefit from economies of scale that are becoming important to remain competitive in an increasingly global granite and marble market. Such economies of scale will be increasingly important as the market matures in the future. In addition, larger companies may have significantly greater resources than we do to penetrate markets, in particular, by investing significant sums in raising awareness for their brand among end-consumers in order to drive sales of their products, as well as by operating manufacturing facilities closer to customers and end-consumers in various regions worldwide. If we are unable to grow our business organically or undertake our own acquisitions, we may lose market share, which could adversely affect our business, financial condition and results of operations.

Impact of Interest Rates and Public-Sector Infrastructure

Through its impact on local interest rates and the pace of public sector infrastructure development, government policy has an impact on overall construction activity in the key markets.

Legal claims could be filed that would have a material adverse effect on our business, operating results and financial condition. We may in the future face risks of litigation and liability claims on environmental, product liability and other matters, the extent of such exposure can be difficult or impossible to estimate and which can negatively impact our financial condition and results of operations.

Although there is no current pending litigation against our company, not is there any known environmental or health related hazard associated with our product, in the future, employees or end users may threaten lawsuit for contracted illnesses that they believe is due to the handling, manufacturing, processing, or use of products.

Our operations are subject to numerous local laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, soil and water contamination, import, purchase, use, storage and transport of hazardous materials, storage, treatment and disposal of waste and protection of worker health and safety. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. Although we are not aware of any compliance related issues, we may not have been, or may not be, at all times, in complete compliance with all requirements, and we may incur material costs or liabilities in connection with such requirements, or in connection with remediation at sites we own, or third-party sites where it has been alleged that we have liability, in excess of the amounts we have accrued. We may also incur unexpected interruptions to our operations, administrative injunctions requiring operation stoppages, fines and other penalties. Continued government and public emphasis on environmental issues may require increased future investments for environmental controls at new or ongoing operations, which could negatively impact our financial condition and results of operations.

There can also be no assurance that any insurance coverage we take will be adequate or that we will prevail in any future cases. We can provide no assurance that we will be able to obtain product liability insurance that would protect us from any such lawsuits. We are not currently subject to any claims from our employees or customers; however, we may be subject to such claims in the future. In the event that are not covered by insurance, our management could expend significant time addressing any such

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The building material industry experiences significant product liability claims and we face an inherent risk of exposure to claims in the event our products do not perform as expected. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other products and technologies, which could have material adverse effect on our brand, business, prospects and operating results. Any lawsuit seeking significant monetary damages either in excess of our liability coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Our results of operations may be adversely affected by fluctuations in currency exchange rates and we may not have adequately hedged against them.

We will conduct business in multiple countries, which exposes us to risks associated with fluctuations in currency exchange rates between the U.S. dollar (our functional and reporting currency) and the other currencies in which we may conduct business. Although we currently do not engage in derivatives transactions, we may in the future engage in such transactions such as forward contracts to minimize our currency risk, future currency exchange rate fluctuations that we have not adequately hedged could adversely affect our profitability.

If the Company is required to write down tangible and/or intangible asset values, the Company’s financial condition and results would be negatively affected.

When Nano Stone issued equity in consideration of assets contributed, a substantial portion of the value was for intangible trade secrets and technology as well as other identifiable tangible assets.

If the Company determines either tangible or intangible assets are impaired, Nano Stone will be required to write down these assets. Any write-down would have a negative effect on the consolidated financial statements. If other negative business factors exist, the Company may be required to perform additional impairment analysis, which could result in an impairment of up to the entire balance of the Company’s tangible and intangible asset value.

A key element of our strategy is to expand our sales in certain global markets, which will require a substantial effort to build awareness and develop the new Nano Stone product market, and our failure to do so would have a material adverse effect on our future growth and prospects.

A key element of our strategy is to grow our business by expanding sales of our products in certain global markets that we believe have high growth potential, but in which we have no presence or a limited presence. Our success will depend, in large part, upon consumer acceptance and adoption of our products in these markets. Consumer tastes and preferences differ in the markets into which we are expanding as compared to those in which we already have substantial sales. We may also seek to expand into additional markets in the future. We will face several challenges in achieving consumer acceptance and adoption of our products in these markets,

Changes in the prices of our raw materials, particularly natural stones, and chemicals have increased our costs and decreased our margins and net income in the past and may increase our costs and decrease our margins in the future.

Our cost of sales and overall results of operations may get impacted by fluctuations in natural stone and chemical prices. The cost of both natural stones and our proprietary chemical is a function of, among other things, manufacturing capacity, demand and the price of raw materials. We do not have long-term supply contracts with our suppliers. We generally purchase our materials as required and have found that increases in their prices are difficult to pass on to our customers. Our suppliers are currently unwilling to agree to preset prices for periods longer than a few months. These increases may adversely impact our margins in the future. Any such further increases in chemicals and stone prices may adversely impact our margins and net income.

We may depend on third-party distributors for the timely and accurate reporting of information related to the distribution of our products.

Generally, we will have our distributors disclose to us sales volumes and other information on a monthly or quarterly basis. Among other things, the purpose of these disclosures is to enable us to monitor the level of sales to end-consumers and ensure that our distributors are not accumulating excessive quantities of our products in their inventory. We do not have audit rights with respect to these reports by our third-party distributors and, therefore, cannot verify their accuracy. An inaccurate report as to sales volumes could result in a significant and unexpected decline in sales to a distributor during a particular quarter. Even if the reports are accurate, a distributor may make subsequent revisions to the information it has provided or we may fail to understand the future sales prospects of a distributor. Either of these events could result in the accumulation of excess inventory by that distributor and unexpected fluctuations in our sales. Any of these events could adversely affect or cause unexpected fluctuations in our results of operations.

We sell our products globally. Our operating results may suffer if we are unable to manage our international operations effectively.

Our sales and operations are subject to risks and uncertainties, including:

fluctuations in exchange rates and unpredictability of foreign currency exchange controls;

fluctuations in transportation costs and transportation and time-to-market delays;

compliance with unexpected changes in regulatory requirements;

compliance with a variety of local regulations and laws;

difficulties in collecting accounts receivable and longer collection periods;

changes in tax laws and the interpretation of those laws; and

difficulties enforcing intellectual property and contractual rights in certain jurisdictions.

In addition, certain jurisdictions could impose tariffs, quotas, custom duties, trade barriers and other similar restrictions on our sales. Moreover, our business operations could be interrupted and negatively affected by economic changes, geopolitical regional conflicts, terrorist activity, political unrest, civil strife, acts of war, and other economic or political uncertainties. All of these risks could also result in increased costs or decreased revenues, either of which could adversely affect our profitability. Our business is also expected to be subject to our and our representatives, agents and distributors’ local laws and regulations of the jurisdictions in which we operate or our products are sold. We may depend on distributors and agents for compliance and adherence to local laws and regulations. As we continue to expand our business globally, we may have difficulty anticipating and effectively managing these and other risks that our global operations may face, which may adversely affect our business and our financial condition and results of operations.

We may have exposure for greater than anticipated tax liabilities.

We may enter into transfer pricing arrangements that establish transfer prices for our inter-company operations. However, our transfer pricing procedures will not be binding on the applicable taxing authorities. No official authority in any country has yet made a determination as to whether or not we are or will be operating in compliance with its transfer pricing laws. The amount of income tax that we pay could be adversely affected by earnings being lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions where we have higher statutory rates. Some of our new production lines may in the future be positioned to receive tax benefits from local authorities. As a result, the local taxing authorities could challenge our allocation of income between the facilities and contend that a larger portion of our income is subject to higher tax rates. Any change to the allocation of our income as a result of review by such taxing authorities could have a negative effect on our operating results and financial condition.

We depend on our senior management team and other skilled and experienced personnel to operate our business effectively, and the loss of any of these individuals could adversely affect our business and our future financial condition or results of operations.

We are dependent on the skills and experience of our senior management team and other skilled and experienced personnel. These individuals possess managerial, sales, marketing, manufacturing, logistical, financial and administrative skills that are important to the operation of our business. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could prevent us from implementing our business strategy and could adversely affect our business and our future financial condition or results of operations. We do not carry key man insurance with respect to any of our executive officers or other employees. We cannot assure you that we will be able to retain all of our existing senior management personnel or to attract additional qualified personnel when needed.

Our Certificate of Incorporation and Bylaws “article V, Section 5.01, 5.02 and 5.03” limit the liability of, and provide indemnification for, our officers and directors.

Our Certificate of Incorporation generally limits our officers’ and directors’ personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Certificate of Incorporation and Bylaws, provide indemnification for our officers and directors to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding") to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company.  Such an indemnification payment might deplete the Company's assets. Stockholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

Our limited resources and significant competition for business combination or acquisition opportunities may make it difficult for us to complete a combination or acquisition, and any combination or acquisition that we complete may disrupt our business and fail to achieve our intended objectives.

We expect to encounter competition from other participants in our industry. Many of these participants are well-established and have significant experience identifying and effecting acquisitions of companies.

These participants may possess greater technical, human and other resources, or more local industry knowledge than we do, and our financial resources may be relatively limited compared to many of them. In addition, while we believe there are a number of target businesses we might consider acquiring, including, in certain instances, our distributors, we may be unable to persuade those targets of the benefits of a combination or acquisition. Our ability to compete with respect to a combination with or acquisition of certain larger target businesses will be determined by, among other factors, our available financial resources. This inherent competitive limitation may give others an advantage in pursuing such combinations or acquisitions.

Any combination or acquisition that we effect, will be accompanied by a number of risks, including the difficulty of integrating the operations and personnel of the acquired business, the potential disruption of our ongoing business, the potential distraction of management, expenses related to the acquisition and potential unknown liabilities associated with acquired businesses. Any inability to integrate completed combinations or acquisitions in an efficient and timely manner could have an adverse impact on our results of operations. In addition, we may not recognize the expected synergies or benefits in connection with a future combination or acquisition. If we are not successful in completing combinations or acquisitions that we pursue in the future, we may incur substantial expenses and devote significant management time and resources without a successful result. In addition, future combinations or acquisitions could require use of substantial portions of our available cash or result in dilutive issuances of securities.

Any difficulties with, or interruptions of, our manufacturing could delay our output of products and harm our relationships with our customers. If we are unable to continue to manufacture our existing products, our results of operations and future prospects will suffer.

Any difficulties with or interruptions of our manufacturing operations could delay our output of products and harm our relationships with our customers. Due to the specialized nature of our manufacturing process, we have limited ability to outsource any part of our manufacturing to third parties. Delays in processing could delay our output of products and any future production line expansion plans.

Damage to our manufacturing facilities caused by human error, software or hardware failures, physical or electronic security breaches, power loss or other failures or circumstances beyond our control, including acts of God, fire, explosion, flood, war, insurrection or civil disorder, acts of, or authorized by, any government, terrorism, accident, labor trouble or shortage, or inability to obtain material, equipment or transportation could interrupt or delay our manufacturing or other operations. We may also encounter difficulties or interruption as a result of the application of enhanced manufacturing technologies or changes to production lines to improve our throughput, or to upgrade or repair our production lines. Labor disputes could result in a work stoppage or strikes by employees that could delay or interrupt our output of products. We may not be adequately insured to cover losses in the case of significant damage to our manufacturing facilities. Any damage to our facilities or interruption in manufacturing, whether due to limitations in manufacturing capacity or arising from factors outside our control, could result in delays in meeting contractual obligations and could have a material adverse effect on our relationships with our distributors and on our revenues.

Our ability to source quality stones, chemicals, and other products is critical to our business, and any disruption to our supply or supply chain could materially adversely affect our business.

We depend on deliveries of raw materials and other products from a variety of local, regional, national and international suppliers, and some of our suppliers may depend on a variety of other local, regional, national and international suppliers to fulfill the purchase orders we place with them. The availability of quality stones, chemicals, and other products at competitive prices depends on many factors beyond our control.

We rely on our suppliers, and their supply chains, to meet our quality and production standards and specifications and supply quality stones, chemicals, and other products in a timely and safe manner. No quality measures can eliminate the possibility that suppliers may provide us with defective or out-of-specification products against which the quality of our products and claims may suffer and against which we may be subject to litigation or require a recall.

Furthermore, there are many factors beyond our control which could cause shortages or interruptions in the supply of quality stones, chemicals, and other products, including adverse weather, environmental factors, natural disasters, unanticipated demand, labor or distribution problems, the imposition of import or export restrictions, restrictions on the transfer of funds or increased tariffs, destination-based taxes, value-added taxes, quotas or increased regulatory requirements, scarcity of quality stones, chemicals, and other products, changes in law or policy, and the financial health of our suppliers and their supply chains. Failure to take adequate steps to mitigate the likelihood or potential effect of such events, or to effectively manage such events if they occur, may materially adversely affect our business, financial condition and operating results.

In addition, unexpected delays in deliveries from suppliers or increases in transportation costs (including through increased fuel costs) could materially adversely affect our business, financial condition and operating results. Labor shortages or work stoppages in the transportation industry, long-term disruptions to the national transportation infrastructure, reduction in capacity and industry-specific regulations such as hours-of-service rules that lead to delays or interruptions of deliveries could also materially adversely affect our business, financial condition and operating results.

Changes to local and international law, regulation or policy applicable to stone and building materials could leave us vulnerable to adverse governmental action and materially adversely affect our business, financial condition and operating results.

In the various jurisdictions in which we would sell and process our products, we may be susceptible to changes in and reinterpretations of compliance policies of government agencies with regards to import/export of raw materials as well as processing of certain of our products using our proprietary technologies. Our existing compliance structures may be insufficient to address the changing regulatory environment and changing expectations from government regulators regarding our business model. This may result in gaps in compliance coverage or the omission of necessary new compliance activity. Furthermore, the expansion of our business internationally would require us to comply with foreign laws and regulations, including those related to stone and building materials, employment and health and safety, each of which may be materially different than the laws and regulations applicable to us in the United States. In addition, and regardless of our prospective compliance status, our business, financial condition and operating results could be materially adversely affected by future changes in applicable law and regulations.

In some cases, disparate registration and licensing requirements lead to legal uncertainty, inconsistent government classifications of our operations and unpredictable governmental actions. Our relatively new products leave us particularly susceptible to these factors. If we misapply or misidentify any licensing or registration requirements, fail to maintain our registrations or licenses or otherwise violate applicable requirements, our products may be subject to seizure or recall and our operations subject to injunction. This could materially adversely affect our business, financial condition and operating results.

Changes in tax treatment of companies engaged in e-commerce could materially adversely affect the commercial use of our sites and our business, financial condition and operating results.

Due to the global nature of our business, it is possible that various states or foreign countries, might attempt to impose additional or new regulation on our business or levy additional or new sales, income or other taxes relating to our products and activities. Tax authorities at the international, federal, state and local levels are constantly reviewing the appropriate treatment of materials being imported and exported in the building materials space and new or revised international, federal, state or local tax regulations may subject us or our customers to additional sales, income and other taxes. New or revised taxes and, in particular, sales taxes, value-added taxes and similar taxes would likely increase the cost of doing business and decrease the attractiveness of selling products in certain markets. New taxes could also create significant increases in internal costs necessary to capture data and collect and remit taxes. Any of these events could materially adversely affect our business, financial condition and operating results.

We will have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

Our management will have broad discretion to use the net proceeds of this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. See "Use of Proceeds." Because we will have broad discretion in the application of the net proceeds from this offering, our management may fail to apply these funds effectively, which could materially adversely affect our ability to operate and grow our business. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering.

Our ability to repay any future debt, including any future Notes, depends on the performance of parent company and our subsidiaries and their ability to make distributions to us. If we incur any future indebtedness in the future, it could adversely affect our business, financial condition or results of operations.

As of the date of this Offering Circular, we don’t have any indebtedness (excluding trade payables, accounts payables, and other liabilities).

If we incur any future indebtedness, it could have important consequences to you and significant effects on our business. For example, it could:

make it more difficult for us to satisfy our obligations with respect to the outstanding indebtedness;

increase our vulnerability to general adverse economic and industry conditions;

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, our strategic growth initiatives and development efforts and other general corporate purposes;

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

restrict us from exploiting business opportunities;

place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, the agreements that govern our current indebtedness contain, and the agreements that may govern any future indebtedness that we may incur may contain, financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt.

Despite not having any existing indebtedness (excluding trade payables, accounts payables, and other liabilities as of the date of this filing), we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with any leverage on the Company.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including pursuant to a capital markets transaction such as a note offering as well as secured indebtedness. Adding new indebtedness to current debt levels could make it more difficult for us to satisfy our obligations with respect to the outstanding indebtedness and could adversely affect our business, financial condition or results of operations.  We may not have sufficient funds at the time we are required to satisfy any future debt obligations.

We may issue additional shares of our common stock or instruments convertible into our common stock, including in connection with conversions of any future notes, and thereby materially and adversely affect the value of our common stock.

We are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. If we issue additional shares of our common stock or instruments convertible into our common stock, it may materially and adversely affect the value of our common stock.

Risks Related to Our Securities

There is no current market for the Company’s share

There is no formal marketplace for the resale of Nano Stone Inc. common stock. We are not registered on any market or public stock exchange. Upon successful completion of this Offering, the Company intends to file a Form 8-A in order to register the company’s common stock with the Commission per 1934 Act and will attempt to have our common stock listed publicly on the NASDAQ, NYSE, or other National Exchange. However, there can be no assurance that any application will be approved or that we will meet the initial listing qualification requirements of any National Exchange in order to successfully complete the listing.  Each national exchange will have their own listing requirements and if we are not able to bear the expenses associated with our initial and ongoing reporting and listing obligations, we may not be able to apply to be listed to any of the exchanges or if already listed, we may not be able to continue our listing. We cannot guarantee that our application for listing on any national exchange will be accepted or approved and our stock listed and quoted for sale. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their share as collateral.

There is currently no established public trading market for our Shares, and an active trading market in our securities may not develop or, if developed, may not be sustained.  While we intend to seek a listing on a major national exchange or automated listing system in the future, there can be no assurance that any such trading market will develop, and purchasers of the shares may have difficulty selling their shares. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

Our Common Stock will not commence trading on a National Exchange until the following conditions are met: an Initial Closing has occurred and we have raised the minimum amount necessary for us to meet the initial listing requirements of a National Exchange; Even if we meet the minimum requirements for listing on a National Exchange, we may, at the Company’s sole discretion, wait before terminating the offering and commencing trading of our Common Stock on the National Exchange in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of share and the commencement of exchange trading of our Common Stock. In the event we do not meet the initial listing qualification requirements of a National Exchange, we will attempt to apply to have our Common Stock listed on another securities exchange.  However, there may be any number of additional unforeseen reasons that any securities exchange prevents the Company from listing, in which case we may not be able to list the shares of the Company on any securities exchange indefinitely.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

If we are successful in having the Company shares listed on a National Exchange, or other securities exchange, and the exchange delists our Common Stock from trading on its exchange for any reason, it could limit stockholders’ ability to trade our Common Stock.

In the event we are able to list our Common Stock on a National Exchange, or other securities exchange, we will be required to meet continued listing standards on an ongoing basis in order to continue the listing of our Common Stock. If for any reason we are not able to meet these continued listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national exchange or other securities exchange, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock, and reduced liquidity for the trading of our securities. In addition, we may experience a difficulty in issuing additional securities and obtaining additional financing in the future.

If we are successful in having the Company shares listed on a National Exchange, or other securities exchange, we may be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act, defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

in the case of an initial registration statement under the Securities Act, or the Exchange Act, for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

in the case of an issuer whose public float was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we also would have “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

If we are successful in having the Company shares listed on a National Exchange, or other securities exchange, the trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Common Stock would be negatively affected. If one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our Common Stock price could decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease affecting liquidity of our stock, which might cause our Common Stock price and trading volume to decline.

If we fail to meet our publicly announced guidance or other expectations about our business, our stock price could decline.

If we are successful in having the Company shares listed on a National Exchange, or other securities exchange, we will be expected to provide guidance regarding our expected financial and business performance, such as projections regarding sales and production, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to anticipated production and sales volumes and average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance is not accurate or varies from actual results due to our inability to meet our assumptions or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our Common Stock could decline.

There has been no prior public market for our Common Stock, and even if we are successful in attaining a listing on a National Exchange following this offering, the stock price of our Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your share above the price at which you purchased the stock.

There has been no prior public market for our Common Stock, and even if we are successful in attaining a listing on an exchange following this offering, the stock price of our Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your share above the price at which you purchased the stock. An active or liquid market in our Common Stock may not develop or, if it does develop, it may not be sustainable. If our stock does become listed on an exchange, the market price of our Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including but not limited to:

overall performance of the equity markets;

the development and sustainability of an active trading market for our Common Stock;

our operating performance and the performance of other similar companies;

changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our Common Stock;

press releases or other public announcements by us or others, including our filings with the SEC;

changes in the market perception of all-electric and hybrid products and services generally or in the effectiveness of our products and services in particular;

announcements of technological innovations, new applications, features, functionality or enhancements to products, services or products and services by us or by our competitors;

announcements of acquisitions, strategic alliances or significant agreements by us or by our competitors;

announcements of customer additions and customer cancellations or delays in customer purchases;

announcements regarding litigation involving us;

recruitment or departure of key personnel;

changes in our capital structure, such as future issuances of debt or equity securities;

our entry into new markets;

regulatory developments in the United States or foreign countries;

the economy as a whole, market conditions in our industry, and the industries of our customers;

the expiration of market standoff or contractual lock-up agreements;

the size of our market float; and

any other factors discussed in this Offering Circular.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

There are legal restrictions on the resale of the common shares offered that are penny stocks. These restrictions may adversely affect your ability to resell your stock.

Our Common Stock may in the future be subject to the penny stock rules under the Exchange Act. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our Common Stock. If our Common Stock is subject to the penny stock rules, our stockholders may find it more difficult to sell their shares.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes- Oxley Act (when applicable to us), as well as rules implemented by the SEC, and the national exchange that we pursue for our listing if we decide to do so. In addition, our management team will also have to adapt to the requirements of being a public company. We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services.

Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, prospects, financial condition and operating results.

As a public reporting company, we also expect that it may be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

The preparation of our consolidated financial statements involves the use of estimates, judgments and assumptions, and our consolidated financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities.

We do not currently intend to pay dividends on our common stock and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future until we are profitable, and even then, we may at the Company’s sole discretion, choose not to pay any cash dividends. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in share of our common stock will depend upon any future appreciation in its value. There is no guarantee that share of our security stock will appreciate in value or even maintain the price at which our stockholders have purchased their share.

We may be exposed to potential risks resulting from requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

As a reporting company we are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

Since our Chairman, Mr. Sanjay Mody holds more than 50% of the common shares of the Company and with that more than 50% of the voting power of the Company, we are considered to be a Controlled Company by the NASDAQ and certain other National Exchanges. As such, the company would be exempt from the requirement to have a majority of independent directors and independent compensation and nomination committees. We do not currently have independent compensation and nomination committees.  If at any time in the future we cease to be a controlled company and if required by the exchange on which we seek to or are at that time listed on or by any other regulating body which we are governed by, we will implement all applicable changes to our corporate governance and leadership structures to comply with the then current requirements. As a result, currently our directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

The costs to meet our reporting and other requirements as a public reporting company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

As a public reporting company, subject to the reporting requirements of the Exchange Act of 1934, we will continue to incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range between $150,000 and $200.000 per year for the next few years and will be higher if our business volume and activity increases. As a result, we may not have sufficient funds to grow our operations.

In the event we are able to list our shares on a National Exchange, we will be subject to even more stringent ongoing listing requirements including remaining current on our filings with the SEC or applicable regulatory authority. If we are not able to pay the expenses associated with our reporting obligations, our securities may become delinquent in their required filings and may be removed following a 30 to 60-day grace period if we do not make required filings during that time.

Risks Relating to this Offering

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to Nano Stone Inc. and held in our corporate bank account if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

The Company’s Board, Management, and Significant Employees have limited prior experience conducting a best efforts offering, and our best effort offering does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to commence and sustain our business and our investors may lose their entire investment.

The Company’s Board, Management, and Significant Employees have limited experience conducting a best-efforts offering. Consequently, we may not be able to raise the funds needed to commence business operations. Also, the best efforts offering does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer and your investment may be materially adversely affected. Our inability to successfully conduct a best-efforts offering could be the basis of your losing your entire investment in us.

We are selling securities share of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through Company’s Board, Management, and Significant Employees who will receive no commissions. There is no guarantee that we will be able to sell any of the shares, and we may have to seek alternative financing to implement our business plan.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we qualify as an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. In particular, as an emerging growth company we:

are not required to obtain an auditor attestation on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this Offering Circular. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Because the initial public offering price of our Common Stock will be substantially higher than the pro forma net tangible book value per share of our outstanding Common Stock following this offering, new investors will experience immediate and substantial dilution.

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this Offering. The price of our common shares in this Offering is substantially higher than the pro forma net tangible book value per share of our Common Stock immediately following this offering based on the total value of our tangible assets less our total liabilities.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our initial public offering. We will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Substantial future sales of share by our stockholders could negatively affect our stock price after this offering.

Sales of a substantial number of shares in the public market after this offering, particularly sales by our directors, executive officers, and significant stockholders, or the perception that these sales might occur or if there is a large number of shares of the available for sale, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Based on the total number of share outstanding as of the date of this Offering, upon successful completion of the entire offering, we will have 13,429,656 million Fully

Diluted Shares of Common Stock (assuming the Maximum Offering is sold and including unexercised and unvested stocks and options).

In December 2016, we established the 2016 Nano Stone Inc. Employee Incentive Plan, (the “Incentive Plan”) which put in place a program to incentivize employees going forward.  Apart from the grants disclosed herein, no additional plans or arrangements are currently in place, however, the Company reserves the right to introduce new arrangements and amend existing arrangements with any of its Directors, its Executives, and its Senior/Junior Employees or Service Providers at any time in the future.  We may be required to file a registration statement under the Securities Act as soon as practicable after the expiration of any applicable lock-up period to cover the issuance of shares upon the exercise or vesting of awards granted or otherwise purchased under the Incentive Plan or subsequent versions of/amendments to the Incentive Plan. As a result, any shares issued or granted under the Incentive Plan also may be freely tradable in the public market. No holders of any shares have rights to require us to file registration statements for the public resale of such shares.

The concentration of our Common Stock ownership with our executive officers, directors and affiliates will limit your ability to influence corporate matters.

Our executive officers, directors and owners of 5% or more of our Fully Diluted Shares of Common Stock (including unexercised and unvested stocks and options) and their respective affiliates beneficially owned, in the aggregate 78.5% of our Fully Diluted Shares of Common Stock (including unexercised and unvested stocks and options) as of the date of this Offering and we anticipate that upon the completion of the offering, that same group will beneficially own at least 57.0% of our Fully Diluted Shares of Common Stock (assuming the Maximum Offering is sold and including unexercised and unvested stocks and options). These stockholders will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. This ownership could affect the value of your shares.

3.DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this Offering. The following table demonstrates the dilution that new investors will experience relative to the company’s net tangible book value as of June 30, 2017 of $9,452,973. Net tangible book value is the aggregate amount of the company’s tangible assets, less its total liabilities. The table presents three scenarios: a $6 million rise from this Offering, a $12.50 million raise from this Offering and a fully subscribed $25 million raise from this Offering.

	$6,249,996MM Raise	$12,499,998MM Raise	$24,999,996MM Raise
Price per Share	$6.80	$6.80	$6.80
Shares Issued	919,117	1,838,235	3,676,470
Capital Raised	$6,249,996	$12,499,998	$24,999,996
Less: Approximate Offering Costs	$(150,000)	$(150,000)	$(150,000
Net Offering Proceeds	$6,099,996	$12,349,998	$24,849,996
Net Tangible Book Value Pre-Financing	$9,452,973	$9,452,973	$9,452,973
Net Tangible Book Value Post-Financing	$15,552,969	$21,802,971	$34,302969

Fully Diluted Common Stock Outstanding (including unexercised and unvested stocks and options) as of the Date of this Offering Pre-Offering	9,753,186	9,753,186	9,753,186
Fully Diluted Common Stock Outstanding (including unexercised and unvested stocks and options) Post-Offering	10,672,303	11,591,421	13,429,656

Net Tangible Book Value per Share Prior to Offering	$0.97	$0.97	$0.97
Net Tangible Book Value per Share After Offering	$1.46	$1.88	$2.55

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, if the maximum offering amount is reached:

Maximum Offering:

	Number of Shares	Percent	Total Consideration Amount	Percent	Average Price Per Share
Founders & Stocks & Options Issued pursuant to the Incentive Plan (1)	9,241,000	68.8%	$16,930,746	38.9%	$$1.83
Private Placement Investors (2)	512,186	3.8%	$1,614,829	3.7%	$$3.15
New Investors from this Offering	3,676,470	27.4%	$24,999,996	57.4%	$6.80
Total	13,429,656	100.0%	$43,536,621	100.0%	$$3.24

(1)Assuming Fully Diluted Shares of Common Stock (including unexercised and unvested stocks and options) as of the Date of this Offering

(2)As of the Date of this Offering

Another important way of assessing dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowd funding round, a venture capital round, angel investment), issuance of stocks or options pursuant to the Incentive Plan, employees exercising stock options, or by conversion of certain instruments (e.g. convertible notes, preferred shares or warrants as applicable) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. The company has authorized and issued only one class or type of shares, common stock. Therefore, all of the company’s current shareholders and the investors in this Offering will experience the same dilution if the company decides to issue more shares in the future.

4.PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

Our common shares offered through this offering are being made through a direct public offering on a “best efforts” basis. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the company account established for this Offering or deliver checks made payable to Nano Stone Inc, the company may terminate the Offering at any time for any reason at its sole discretion. Our shares may be sold or distributed from time to time directly to one or more purchasers utilizing general solicitation through the internet, social media, and any other means of widespread communication notwithstanding the Company may also use online funding sites, brokers, dealers, or underwriters who may act solely as agents at a fixed price of $6.80 per share. The sale of our shares offered by us through this Offering may be effected by one or more of the following methods: internet, social media, and any other means of widespread communication including but not limited to online funding sites, ordinary brokers’ transactions;· transactions involving cross or block trades; through brokers, dealers, or underwriters who may act solely as agents; in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;· in privately negotiated transactions; or· any combination of the foregoing. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be transferred directly to the Company. Each time the company accepts funds directly from the investors is defined as a “Closing”. Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.

The Company has 9,753,186 Fully Diluted Shares of Common Stock (including unexercised and unvested stocks and options) as of the date of this offering circular. The Company is qualifying an additional 3,676,470 shares for sale at the price of $6.80 per share.

There is no arrangement to address the possible effect of the offering on the price of the stock.

The shares are being offered by the company officers, will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the shares.  No sales commission will be paid for shares sold by the Company’s Board, Management, and Significant Employees.  They are not subject to a statutory disqualification and are not associated persons of a broker or dealer.

Additionally, the Company’s Board, Management, and Significant Employees perform substantial duties on behalf of the registrant otherwise than in connection with transactions in securities.  None of the officers have been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The Company will receive all proceeds from the sale of the 3,676,470 shares being offered on behalf of the company itself minus any applicable offering costs. The price per share is fixed at $6.80 for the duration of this offering. Upon successful completion of this Offering, the Company intends to file a Form 8-A in order to register the company’s common stock with the Commission and will attempt to have our common stock listed publicly on the NASDAQ, NYSE, or other National Exchange. However, there can be no assurance that any application will be approved or that we will meet the initial listing qualification requirements of any National Exchange in order to successfully complete the listing. However, sales by the Company under this offering circular must be made at the fixed price of $6.80 per share. The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company.

In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Offering Statement is effective.

The Company will pay all expenses incidental to the Offering (including fees pursuant to the securities laws of certain states), which we estimate to be approximately $150,000.

Procedures for Subscribing

If you decide to subscribe for any share in this offering, you will be required to complete a form of a subscription agreement in order to invest. You will be required to provide the following:

Investor name and address

Investor social security number (or applicable tax ID number if Investor is not a resident of the US) (for tax reporting purposes)

A representation by the investor of status as an “accredited investor” as defined under securities law; or if Investor is not an “accredited investor” as defined under securities law, a representation that the Investor is investing an amount that does not exceed the greater of 10% of annual income or 10% of net worth (excluding principal residence).

If Investor is not an accredited investor, Investor income and net worth

Executed subscription agreement; and

Deliver a check or certified funds to the Company for acceptance or rejection.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the subscriber, without interest or deductions.

Selling Shareholders

There are no common shares being offered for resale by existing stockholders, nor by any Officers or Directors of the Company.

5.USE OF PROCEEDS TO ISSUER

We estimate that, at a per share price of $6.80, the net proceeds from the sale of the 3,676,470 shares in this Offering will be approximately $24,850,000, after deducting estimated offering expenses of approximately $150,000.

The use of proceeds from the Offering will be used to fund six key areas: (i) hiring additional key members of the management team; (ii) developing (diversified) production infrastructure; (iii) continuing development of technology and product lineup; and (iv) expanding sales, marketing, and distribution capabilities in new markets; (v) executing on orders generated through business development and marketing efforts; (vi) ongoing fund-raising requirements.

Accordingly, we expect to use the net proceeds, estimated as discussed above, as follows, if we raise the maximum offering amount:

	Maximum Offering
	Amount	Percentage
Capital Expenditure & Infrastructure Development	$7,500,000	30%
Product Development	$2,000,000	8%
Sales & Marketing	$4,000,000	16%
Fundraising	$500,000	2%
Working Capital and Production (1)	$10,850,000	44%
Total	$24,850,000	100.0%

_________________
(1) A portion of working capital may be used for officers’ salaries.

Because the Offering is being made on a “best-efforts” basis, without a minimum offering amount, we may close the Offering without sufficient funds for all the intended proceeds set out above.

If the Offering size were to be $12.5 million, the net proceeds will be approximately $12,350,000, after deducting estimated offering expenses of approximately $150,000.

In the event of an Offering of that size, we expect to use the net proceeds as follows: Approximately $2,000,000 on Capital Expenditure and Infrastructure Development, $1,500,000 on Product Development, $2,000,000 on Sales & Marketing, $500,000 on Fundraising, and approximately $6,000,000 for Working Capital and Production.

If the Offering size were to be less than $6 million, the first approximately $1,000,000 raised would be for Capital Expenditure and Infrastructure Development, $750,000 would be used for Production, $1,500,000 raised would be for Working Capital, salaries, travel and the pursuit of additional funding, and any additional capital would be used for further sales and marketing.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category or another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this Offering in short-term, interest-bearing securities.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

6.DESCRIPTION OF BUSINESS

Background

Nano Stone is an innovative building materials company and a pioneer in the development of unique granite and marble finished products with its disruptive Nano Stone Technology that provides eco-friendly & durable attributes to natural stones. The company’s Nano Stone Technology chemically impregnates natural stones e.g. granite, marble, etc. with anti-bacterial, anti-stain, anti-etching and anti-radon properties, an increase of up to 30% additional strength, near-permanent uniform coloring from a wide selection of shades and an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes that distinguishes the Company from other natural stone distributors around the world. This unique technology that the Company recently acquired was developed through years of research and historical investments by the predecessor company that helped achieve this level of perfection. The resulting product is a cost-effective game changing disruptive innovation ready for the broader market for upgradation in building materials for interior and exterior building design, new construction and home remodeling projects. Nano Stone’s premium quality stone is easier to maintain, eco-friendly and optimizes the use of scarce natural resources by allowing for thinner tiles with reduced breakage during transport, installation, and general use. With dedication and detailed planning, our products have the potential to be the new industry standard and set the bar for other manufacturers and distributors to meet the expectations of customers worldwide.

The Company is a headed by a visionary team led by Sanjay Mody, Dr. Gyung-Young Kim, Sanin Mody, James Lee and others with a focus on the mass commercialization of its disruptive Nano Stone Technology treated enhanced stone products for the building and construction industry. Sanjay Mody and his associates acquired the assets of a Korean entity and brought on some of the former entity’s key personal to form Nano Stone Inc. with the objective to grow the Company as a global supplier of its unique Nano Stone Technology treated enhanced natural stone products and market it under the brand of “Nano Stone”. The Company’s Nano Stone Technology enhanced products have been successfully tested, certified and installed historically by a predecessor company in both new construction and old remodeled developments for over 36 months.

To protect against patent infringement and the challenges for a growing company associated with enforcing patents on a worldwide basis, to retain its long-term value proposition for its investors and its brand as it develops and grows its business, the Company made a strategic and conscious decision of keeping its technology for the formulation of its proprietary Nano Stone chemical and Nano Stone Treatment process trade secrets. Post funding, the Company will be manufacturing its chemical production in the US to protect trade secrets, to maintain quality control and to limit just the processing of natural stones in different parts of the world for efficient processing and low-cost distribution/direct access to a variety of natural stones.

Since inception, the Company has expanded its marketing operations in the US, South Korea, India, Hong Kong, Egypt, China, and Japan and continues to further expand its relationships with distributors, end user-groups, and suppliers of natural stone worldwide. Nano Stone has a dedicated and experienced team with decades of experience in R&D, marketing, sales, management and finance and we are equipped with plants/equipment in Korea and a new optimized facility outside Mumbai, India that can handle significant production of our Nano Stone Technology treated products.  The Company continues to optimize its supply chain at important global centers to provide cost competitive, high quality products in a large selection of color, designs, and sizes to meet the needs and continued satisfaction of our most discerning customers.  The Company has forged exclusive global and regional relationships with some of the highest quality stone quarries in Egypt, the Middle East, and India and continues to expand its product lineup to provide the highest quality materials that are both Nano Stone Technology treated and untreated at competitive prices. The Company’s future plans for an expanded presence in Brazil, Italy, India, and other parts of Asia for procurement and processing of natural stone will facilitate the scalability of the company’s product offerings through its supply chain and allow for distribution and reach in all of its target markets.

Nano Stone Product Overview

Problem

Natural stones such as marble and granite have naturally occurring porosity.  These pores can house harmful radon gas (which is the case for many varieties of granite), can breed bacterial growth, are the cause of softness and fragility of the material (as is the case in many varieties of marble), and can be susceptible to permanent etching, staining, and discoloration if not quickly cleaned (as is the case with residuals such as red wine, turmeric, soy sauce, etc.).  These harmful effects on the stones can permanently damage the look and destroy the value of the stone.

For decades, the natural stone industry has had very few innovations in optimizing the use of natural stones. There is an increased demand for eco-friendly, health protective and home freshening building materials that reduce maintenance and meets the need of modern construction and remodeling requirements.  The industry suffers from providing color consistency across projects due to the inconsistent color availability of many natural stone types, making it difficult for procuring new natural stones for large premium projects especially when it comes to repairs and maintenance that match the originals and in remodeling of older properties or areas. Additionally, the industry has been plagued with logistic issued including breakage losses resulting in increased freight and insurance costs. Innovation has lagged behind in upgrading technology to provide solutions for some of these major shortcomings in the natural stone industry.

Product Solution: Next Generation Stone Enhancements

The company’s eco-friendly cost effective Nano Stone Technology chemically impregnates natural stones e.g. granite, marble, etc. through the use of proprietary chemicals and specialized proprietary impregnation to fill the pores and enhance the stones with distinguishing features such as anti-bacterial, anti-stain, anti-etching and anti-radon properties; and increase of up to 30% additional compression strength; permanent coloring from one of many thousands of shades; and/or an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes that distinguishes the Company from other natural stone distributors around the world.

Our Nano Stone Technology treated stones feature added strength and pollution deflection properties that can prolong the life of the product for interior and exterior settings and minimize wear and tear. This unique technology that the Company recently acquired was developed through years of research and historical investments by the predecessor company before achieving this level of perfection, and with dedication and detailed planning, our products will be the new industry standard and will set the bar for other manufacturers and distributors to meet the expectations of customers worldwide

Our revolutionary Nano Stone Technology impregnates the stones and fills open pores to give all Nano Stones the following unique properties:

Superior Strength - Our technology adds up to 30% compression strength to natural granite and marble. The additional strength reduces breakage during transportation/installation and increases the longevity of the stone in its various applications

Anti-Bacteria - Unlike natural stones, our Nano Stone Technology fills the open pores that traditionally are breeding grounds for harmful bacteria

Anti-Radon - Natural stones inherently carry traces of radium within their pores. Our Nano Stone Technology fills the stone’s pores preventing unhealthy radon exposure.

Anti-Stain - Natural stones are porous by nature and will stain if exposed to many different mediums. Our treated stones repel penetration from mediums such as wine, oil and greasy materials making them stain free and preserving their natural look and beauty.

Anti-Etching – Certain stones are fairly soft and prone to etching (marking) which is caused by acid reaction with calcium carbonate.  Our Nano Stone Technology treated stones are resistant to various acid, alkali substances and chemicals.  Since Nano Stone Product is resilient, they can be used in various chemical plants and food processing plants.

Superior Polish - Our Nano Stone Technology treated stones allow for a higher level of shine and refractive gloss from their untreated counterparts providing for premium quality finishes to the end user.

Optional Add-on Attributes:

Permanent Coloring - An optional add on to our revolutionary technology permanently impregnates our premium stones with a wide selection of vibrant uniform colors that provides consistency for developers engaged in premium quality buildings, for residential, commercial or public use. The coloring options also provides consistency for rehab of older buildings and Public places marked historical or heritage.

Long Lasting Fragrance - Another unique optional add on to our revolutionary technology is permanently infusing a wide selection of long lasting fragrances into our stones (i.e. Rose, Lavender, Jasmine, Orange, Lilac, etc.). Compared to any perfume that we buy today for use in our daily lives, our Nano Stone Technology treated stones can have long lasting fragrance that improves the ambiance in hospitality and commercial places.  We have the ability to prepare complex modern perfume grade fragrances that can be made available for consumer stone products as well as tiles, counter tops and home decoratives.

Salient Features

Nano Stones exhibit unique attributes that are attractive to end users:

Resistive to color change from ultraviolet exposure

Resistive to pollution permeation in stone caused by CO2, Chemical Corrosion, Freeze/Thaw

Quality uniformity in all our stones

Enhanced compressive strength

Expanded use of materials in construction

Opportunities to replace building materials in various uses

Eco-Friendly Nano chemical treatment is harmless to humans

Resistive to deterioration in both color, finish, and strength

Flexibility of shapes, colors, and patterns including matching looks from different installations

Minimized defects, lower wastage and reduced cost for cost and quality efficiency

Longer lasting stone life reduces replacement/maintenance costs over the life of the building

Enhanced strength compression allows for users to use slimmer profile stones.

Nano Stone Technology

Pore are inherent in all-natural stones. Our proprietary Nano Stone Technology process impregnates the stone’s pores with proprietary Nano chemicals that provide the stones our unique attributes. The penetration is uniform throughout the stone up to a thickness of - 300mm.

Nano Stone Technology in Action

To prove the robust characteristics of the Nano Stones, we had them tested and the results were incredible:

Recent Innovations - Nano Stone Phosphorescent Pigment

We have developed in our ongoing R&D a Nano phosphorescent pigment that that can be painted onto indoor and outdoor surfaces and provide long lasting luminescence that can be helpful for safety and disaster prevention purposes.  It has the potential to have wide applications including roadways and walkways, building signage, underground parking garages, consumer electronics, work safety clothing, and various other applications.

Business Strategy

Nano Stone Technology has historically been successfully tested, certified and installed by the predecessor company in both new construction and old remodeled developments for over 36 months. Nano Stone has ready infrastructure that it acquired but is currently idle in Korea and China that provides production capabilities in the near-term, allowing the Company to focus on sales and execution. Our extensive experience and market research has helped us identify our priorities and target customers to grow our business. Nano Stone is accepted as a premium natural stone in the Korean, Chinese and Japanese markets where the predecessor company historically sold its products to be installed in both indoor and outdoor applications. We believe that based on the predecessor company’s historical sales data, that there may be a market with good gross margins for Nano Stone’s product. The global market for natural stones is approximately $50 billion and projected to grow by 6% through 2020. North America, Europe, MENA, and the Far East markets are all growth markets with increased focus on infrastructure projects that provide a stable outlook for both sales and profitability. We are focusing on expanding new markets, increasing sales, marketing and standardizing production and treatment of stones in other new centers for processing of Nano Stones to meet customer needs.

We have a multi-fold marketing and growth strategy to increase our customer base, revenue and profits. We are adopting a four-point strategy to grow our business both in domestic and international markets.

The market could be segmented as follows:

1) Construction Projects: Work directly with various Project Developers and GC’s across markets;

2) Architects and Designers: Work to integrate Nano Stone as a specific product in scope of work;

3) Distributors for kitchen counter top markets, flooring & tiling external building walls for premium value.

4) Large Retailers: Distribution of fragrant stone products.

Our products have an inherent edge to other natural stones available in the market, as our technology process enables natural stones to exhibit attractive unique features:

Our Nano Stone Technology treated stones may have a positive effect with consumers valuing environmentally friendly multifunctional natural stones that also translate into premium value for the real estate in which it is installed

Nano Stone Technology treated stones retain their high aesthetic qualities for longer than traditional stones resulting in higher feasibility for faster growth and strong ROI for our distributors and the Company

Our Nano Stone Technology treats high quality abundantly available granite and marbles with colors that command premiums in the market place including exotics and specialties for specific projects resulting in higher margins and faster market penetration

Our basic Nano Stone Technology treated stones or color impregnated stones can also be infused with long lasting fragrance that can enhance the ambience, reduce daily maintenance costs post installation, and would be a premium differentiator for the end users

We are meeting project developers and distributors across markets and are positioning ourselves with a country centric approach to blend with local business practices through our partners where we have easy access to low hanging opportunities. We will invest our resources wisely and focus on ready projects that have the high potential to adopt our products for high quality, ambiance, low maintenance and long-lasting value. We will protect our trade secrets and control Nano chemical manufacturing to maintain quality control over our production here in the US. Our stone processing facilities are being consolidated and transitioned to the Indian Factory from Korea and China and we will be exploring additional facilities in Italy and Brazil besides our current processing centers. These distributed locations offer high quality cost efficient processing with lower operating and labor costs and offer wide selection and price competitive availability of granite and marble. Italy provides quality and premium technology/perception.  These additions will make our global supply chain more efficient for distribution/direct access to end users, resulting in increased revenue, customer satisfaction and stronger profit margins.

Nano Stone Technology processed granite and marble products infused with fragrance have an untapped opportunity for hospitality, commercial and residential markets. High-end and Premium hotels worldwide will seek this unique product for their lobby areas, bathrooms, and other common areas that can enhance the ambiance and reduce maintenance costs post installation. Commercial buildings have high foot traffic and high-quality granite with impeccable finishes and infused fragrance would be a welcome addition and a premium differentiator.

Additionally, our research has identified a sizable market potential for long lasting fragrance on natural stones for use as mementos, paper weights in offices, and attractive air fresheners in bathrooms, storages, cars, and kitchens. The Company is working on introducing miniature marble and granite chip products with a variety of fragrances for the residential market that can replace traditional air fresheners in bathrooms, kitchens, and lobbies with attractive stone and stone chip replacements presented as a jar of stones for kitchens and bathrooms, small netted bags for bathrooms and cars, etc. to remove odors and provide a fragrant ambience to the user.

We are working on introducing and launching consumer focused miniature marble and granite home goods products with a variety of long lasting infused fragrances for the residential market that would be positioned as luxurious alternatives for traditional air fresheners and provide fragrant ambience in bathrooms, kitchens, and lobbies with attractive stone designs, complex fragrances, and awe-inspiring colors.  our retail small bag packaged hand polished natural stones with fragrance in granite and marble with various colors and shapes. Our retail prices would be attractive for our consumers and retail channels to profit and provide incentives for retailers to stock our product. The prices would vary based on different natural stones, natural colors, shapes and other considerations for maintaining premium value and brand recognition. This premium gift item packaged for the rapid acceptance by most consumers would find a ready appeal with distributions in stores such as Bed Bath & Beyond, Ikea, Home Depot, Lowes, and other such distribution centers.

Our unique products would provide fragrant solutions that would not only look attractive but would provide long lasting fragrance that would enhance the ambiance of the room in which it sits. Our technology’s versatility will continue to drive Nano Stone’s development of many other product applications.

Market Overview

Large and Growing Global Opportunity for all types of Stone Products

Global granite and marble trade has continued to increase year over year since 2010 and is now estimated to be over $55 billion with over $20 billion in just Brazil, India and China

Demand for natural stones in a few developing markets is growing at an annual rate of 10% and US demand is projected to grow at 7% until 2020 for residential, commercial, hospitality and refurbishing projects

Different regions of the world have varied preferences in colors, designs and qualities of stones

Regions with hot climates prefer marble while countries with temperate climates are more inclined towards granite

With increased prosperity over the decades, upgrading homes for better living and improving resale value for homes continues to propel markets for granite and marble

Low Barriers to Entry with the Right Product and Relationships

The global market is unorganized and highly fragmented with a majority being small mom & pop operations

A large portion of the granite and marble sales in most markets are driven by architects, developers and infrastructure project developers

The sector on the whole is unorganized and non-standardized.

Most current vendors are traditional and have not experienced any disruptive new technology in their product offering.

Strong Demand for Cutting Edge Products

Construction activities in many developing markets are demanding eco-friendly building materials with low maintenance and premium resale value

Developers worldwide are searching to differentiate their projects with long term value propositions and are open to adopt newer technologies that command premiums to end users

Surveys have found that an overwhelming majority of respondents prefer granite countertops to any other countertop surface for their "dream kitchen," and they believe that granite countertops and high-end marble kitchen countertops increase the resale value of a home

Consumers seeking consistency in color and design inevitably settle for engineered stones that are full of chemicals and may have adverse health effects.

Nano Stone Technology treated marble with higher compression strength and several unique attributes including our Anti-etching properties would become the premium consumer choice across markets.

Sales & Marketing Strategy

Go-to Market Strategy

Nano Stone has researched and had discussions with customers in the following market segments to determine our initial customer type for our Go-to-Market strategy.

oMulti-site retail outlet stores

oBus and Railway Stations

oAirports

oArchitects and Designers

oDevelopers for residential and commercial buildings

oHotels Chains

oHome improvement Chain Stores

oHospitals

oMilitary & Defense sector

oGov. Organizations (Fed/State/Local)

oMulti-tenant/floor office Buildings

oResidential developments

oRehab work for residential and public projects

Nano Stone continues to partner with successful and experienced wholesale operations across various regions in US and globally that will showcase our products and source and sell our branded Nano Stone products with our unique attributes in a variety of colors, designs and fragrances that will differentiate them from other natural stone product vendors.

Build brand equity through targeted promotions and focused high impact advertisements that will educate the consumer about Nano Stone’s unique features and provide vanity value to developers.

Offer attractive incentives to dealers for meeting or exceeding sales targets.

Develop a broad base of architects & developers that will promote Nano Stone products in their projects by inviting decision makers to small group format seminars to introduce our Nano Stone Technology treated premium products for their projects.

Nano Stone = Price Competitive and Product Reliability

Continue our focus on reducing procurement cost, maintaining and improving quality, color and design for a steady supply

Improve our semi-automated production line to ensure quality production, cost control, homogenization of products and process stability to retain the hallmark of quality

Develop an efficient global supply chain to reduce lead time for product delivery

Adopt regional needs for size, design, color and quality

Maintain a healthy stock of products in logistics centers to enable just in time delivery as required by project developers and partner distributors

Maintain competitive pricing with premium quality

Brand each slab and stones with logo to enhance customer confidence in buying Nano Stone products for quality and warranty

Utilize sturdy fiberglass mesh packaging to minimize breakage and transit losses

Incentivize strategic warehouse operators interested in higher margins with exclusive territories

Provide homogenous suggested retail pricing to benefit both distributors and customers

Co-op advertising to support distributors

Customer Benefits & Customer Acquisition

Our Nano Stone Technology can impregnate natural stones with permanent coloring from one of many thousands of shades that provides color consistency and enormous flexibility to architects to design projects and create long lasting buildings with the strength, coloring, health hygiene, fragrance for projects that have large flow of people such as Government buildings, museums, public infrastructure, multi-family apartment buildings, office building and shopping complexes, premium quality personal homes, etc. Currently there are no known products that could claim long lasting color consistency capability in the natural stone offerings.

Our marketing strategy is to appoint one or two master distributors in each country depending on the size and assisting them with marketing and planning supplies to large chains and sizeable retailers for quicker access to the end users. We expect large business in the US and many other parts of the world where we have held discussions for tie-ups for distribution and market penetration. Our growth would only be impeded due to resource constrains rather than consumer demand as any new technology and processes is expected to encounter a surge once it rolls out a new anticipated product successfully in the market place.

Channel partners working through distributors and resellers are constantly seeking newer products to offer customers as product acceptance in alignment with existing stone manufacturers and trends in the market. We are confident that our product appeal would experience strong traction through these channels. In the first year, we will invest resources for developing these channels and expand the channel business as we grow our distribution network and work in tandem. We expect 60% of growth through project sales, 25% through retail chains, and 15% through distributors/resellers.

The average Cost of Customer Acquisition (COCA) may not be high as we have ongoing sales and installed base in Korea, Japan and continue to work with developers in existing markets in Korea, Japan and expand in Hong-Kong, US, India, MENA, UK and EU. Considering the innovating product and its wide appeal retailers will help spread the word through their networks, this will develop considerable residual sales to drive the COCA down over time.

The unique attributes of the natural stone have shown high excitement from architects and project developers in the US, India and MENA markets as the increased strength and unique Nano Stone features are a strong differentiator from any stone product they are currently deploying. The pricing for the product will be classified with other premium quality comparable colors and origin of stones and the branding element of “Nano Stone” would provide a unique identity as a marketing tool for residential and commercial upscale and premium developments.

Competition

We have a unique product with trade secret technology protection that helps limit any competition in this space in the near future. Since our technology and process are a trade secret it will provide a strong lead in expanding our market share and the branded Nano Stone will be more recognized before any new competition arrives on the horizon.

While some players may cut prices on their natural stones to protect their market share, our technology is agnostic to the pricing from stone quarries and those benefits could be calibrated to our advantage. Our technology and processing cost marginally adds to our final cost but our procurement techniques and premium placement in the market with several quality attributes mentioned above would identify our product as their final choice. Nano Stone would soon become the product of choice by consumers and that would bring change in the outlook of the industry.

Sales Model

Goals:

The Company’s product offering is divided in segments based on different natural stones, level of treatment, colors and fragrance. The new construction project segment is the segment for generating strong volume business. Our focus area of growth is for Architecture and Developer projects supported and supplemented by wide distribution arrangements to make our product accessible for segments such as home remodeling, bath and kitchen upgrades and new installs, and the specialty fragrant stones market.

The company’s Nano Stone Technology treated products are unique as no other products in the market offer the features that Nano Stone offers, however, as we market our products as premium quality natural stones with prices that may be higher than comparative untreated stones currently being sold in the market and compete in similar markets, we can compare our anticipated margins with some listed entities worldwide for comparison.  The rationale behind our anticipated higher gross margin vs. industry standards is based on historical performance of the predecessor company in comparison to the industry standards.

A few reference companies and data points from Yahoo Finance for comparison purposes are as follows:

Caesarstone Ltd. – Ticker: CSTE – 39.4% Gross Margins for latest FY

Madhav Marbles – Ticker: MADHAV.NS – 49.9% Gross Margins for latest FY

We aim to be profitable in the near term pending execution of our business strategy from our order backlogs with our projected funding with gross margins that we anticipate will be higher than industry standards based on historical performance of the predecessor company. We anticipate growth in our business and aim to provide good returns to our shareholders.

Sales Pricing:

Nano Stone has a wide variety of natural stones from different regions for different applications. The price of the product will be determined by the details of process, color, quantity and application of the end user. The internal objective is to maintain a balanced approach of upper end pricing and in some case as premium pricing for some rare stones with colors and added attributes to remain profitable and competitive in the market place. The pricing of each product varies from time to time and our model of low inventory and market lead time for delivery facilitates us to optimize pricing and margins based on volume and product classification in each country. In standard cases of popular colors and design we will maintain a standard transfer price keeping taxes and duties in account. Some flexibility for our channel partners helps them enhance their profitability and attract them towards marketing and stocking Nano Stone in their inventory.

The wide application of our Nano Stone Technology offers a wide horizon of product offering that would make Nano Stone branded product a success in the market place with generating brand value and profiting all stake holders

Sales Methods:

All markets have different marketing standards/methods and we will adopt local customs when we enter markets. Currently, we are working on projects with developers and architects that have projects set up underway and therefore have smaller lead times to cater to their customized needs for both internal and external stone products in their design stage.  In each of the local markets, we plan to utilize an experienced sales force with a deep knowledge of the market, industry and region to provide correct information and visibility to plan ahead of trends and business activities. Our product portfolio will grow based on feedback we receive from Wholesalers and distributors to meet the needs and aspirations of the consumers. We will participate in major trade shows and regional shows to promote our products with unique attributes. Our selection of wholesalers and distributors will filter low end traders so we can focus on working with only the high-end wholesalers and distributors in the markets we choose to enter. Our focus is to market and promote all treated natural stones as branded “Nano Stone” products and not by their origin, which is the current custom in the market place.

We plan to co-locate a Nano Stone boutique in warehouses and showrooms in the US to house various Nano Stone designs and colors with minimal inventory stocking requirements and attractive margins for the wholesalers and warehouses to promote Nano Stone premium natural stones.  We are working on tie-up with large existing distributors to stock our goods and act as wholesalers and distributors for our products and limit our overheads in the market until we gain sufficient traction to build out and operate our own warehousing.

Our offerings of exclusive Onyx from our exclusive tie-up with an Egyptian quarry with warm colors and translucent properties for premium application for affluent market adds to our premium offerings with Nano Stone.

We intend to use all social media and other cost-effective technologies to reach out to potential customers for offering Nano Stone products as viable alternative for their projects for new construction or re-models. Nano Stone plans to use Salesforce.com as it’s principle CRM tool after funding. The platform is excellent for multi-person access and review of any account so customer information can be accessed easily from anywhere.

Management Resources

Nano Stone represents a blend of the shareholders’ management, financial and commercial skills together with specific skills in specialist areas of the natural stone industry. Equity participants in Nano Stone businesses provide a mixture of risk capital, management experience and specialist knowledge in order to enhance the value of their personal investments in their business. The management team is highly diversified and has gained a wealth of experience in both large corporations and small growth businesses enabling them to apply this knowledge for the benefit of the Company.

Financial and Regulatory Controls

Nano Stone is engaged in global expansion for its existing technologies and will be institutionalizing its accounting, CRM, and management information systems. This upgrade will improve the timeliness of reports prepared both by local and global operations and at a consolidated level improving controls within Nano Stone decentralized management decision-making process. The Company’s global finance and banking will be managed at single point from its US headquarters. In all countries of operation, Nano Stone will work with its local counterpart to ensure compliance with local regulatory frameworks.

7.DESCRIPTION OF PROPERTY

The Company’s head office address is located at 2125 Center Ave, Suite 414, Fort Lee, New Jersey 07024.

The office location in Seoul, Korea is located at #402 Wiz Building 429, Bongeunsa-Ro, Gangnam-Gu, Seoul 06097, Republic of South Korea.

The office location in Hong Kong is located at Flat/RM E, 8/F, Far East Mansion, 5-6 Middle Road, Tsim Sha Tsui, Kowloon, Hong Kong

The office location in Mumbai, India is located at Suite 906, Bhumiraj Costarica, 9, Palm Beach Service Road, Palm Beach, Sanpada, Navi Mumbai, Maharashtra 400705, India

The Jinzhou factory is located at Sihe Village, Jincheng Street, Jinzhou, Liaoning, China. The factory is 26,900 square feet.  The factory was historically operational with the predecessor company and is ready to operate but is currently idle and being consolidated and transitioned to the Indian Factory for cost effectiveness.

The Moonkyung factory is located at 120 Masung Industrial Road, Masung-myeon, Moonkyung, Kyungsangbuk-do, Republic of Korea. The factory is 12,920 square feet.  The factory was historically operational with the predecessor company and is ready to operate but is currently idle and being consolidated and transitioned to the Indian Factory for cost effectiveness.

The Indian factory is located in Village – Nagzari, Taluka Panvel, District Thane, Navi Mumbai, Maharashtra, India. The factory is 3,000 square meters.  The factory will be operational in Q4 2017.

Our R&D Center is located at 24 Munhyeong-ri, Opo-eup, Gwangju, Gyeonggi-do, Republic of Korea, a 17,707 square feet site where testing of products is being conducted.

8.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Nano Stone Inc. was incorporated on May 4th, 2016 and since then we have been engaged primarily in developing the Company’s business strategy, global team, sourcing and distribution platform, transitioning and updating our production infrastructure, and seeking funds from investors to fund the Company’s ongoing growth and development. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business. The Company has not generated any material revenues from operations since it was incorporated and therefore lacks meaningful capital reserves apart from those disclosed in this Offering Circular.

Operating Results

As of June 30, 2017, we have not generated any material revenues and have incurred operating expenses on a consolidated basis of $1,796,571 since inception.  Our operating expenses during that period (excluding non-cash stock based compensation and depreciation of $1,271,990) was $524,581, which related to organizing the company, business planning, research and development, recruiting management and staff, transitioning our production infrastructure to India, and raising capital including previously completed offerings and this offering. As a result, our comprehensive losses on a consolidated basis for the period from inception through June 30, 2017 was of $1,766,513. And our comprehensive accumulated deficit on a consolidated basis at June 30, 2017 was $1,766,513.

To meet our need for cash we are attempting to raise money from this offering. The maximum aggregate amount of this offering will be required to fully implement our business plan. If we are unable to successfully generate revenue we may quickly use up the proceeds from this offering and will need to find alternative sources. If we need additional cash and cannot raise it, we may either have to suspend operations until we do raise the cash, or cease operations entirely.

Liquidity and Capital Resources

On a consolidated basis, as of June 30, 2017, the Company had $1,179,596 in cash, total liabilities of $320,503 and a working capital surplus of $1,523,526. On a consolidated basis, as of June 30, 2017, (excluding non-cash stock based compensation and depreciation of $1,271,990) the Company has incurred total operating expenses on a consolidated basis since inception of was $524,581, related to organizing the company, business planning, research and development, recruiting management and staff, transitioning our production infrastructure to India, and raising capital. In management’s opinion, the Company’s cash position is insufficient to maintain its operations at the current level for the next 12 months. We are attempting to raise funds to proceed with our plan of operation. As of June 30, 2017, we funded our operations primarily through cash and assets contributed through the Company’s acquisition of assets from the founder and his associates, a working capital surplus, a $55,000 initial loan from our founder, a $140,000 convertible note issued in November 2016, and $1,393,379 raised from private placement proceeds from the sale and issuance of 437,343 shares of our common stock. Subsequent to June 30, 2017, we have raised an additional $72,499 in proceeds from the sale and issuance of 15,263 shares of our common stock through a private placement offering which ended August 28, 2017 and have issued 59,580 shares of our common stock for the conversion of our outstanding convertible note plus accrued interest on December 4, 2017.

The proceeds from the private offerings are as follows: (1) In November 2016, the Company raised $140,000 through a private placement convertible note (“Note”) incurring interest at a rate of 6.00% per annum on the principal amount payable at maturity which was due June 30, 2017 with a strike price of $2.50; the Note was subsequently extended to be due December 31, 2017.  On December 4, 2017, the Note including accrued and unpaid interest which amounted to $148,950 was converted into 59,580 shares of our common stock at the conversion rate of $2.50 per share. (2) From December 1, 2016 to December 31, 2016, the Company raised $760,000 of proceeds from the sale and issuance of 304,000 shares of common stock at $2.50 through a private Reg S offering.  (3) From January 1, 2017 to June 30, 2017, the Company sold and issued a total of 133,343 shares of our common stock at $4.75 for proceeds of $633,379 through a private Reg D offering.  Subsequently, from July 1, 2017 to August 28, 2017, the Company sold and issued a total of 15,263 shares of our common stock at $4.75 for proceeds of $72,499 through the same private Reg D offering which ended August 28, 2017.

The Company hopes to raise $24,999,000 in this Offering.

Although we intend on developing our marketing and growth strategy with our proceeds, there is no guarantee that we will be able to execute such a plan within our target time. Developing the project will depend highly on our funds, the availability of those funds, and the size of the fund raised. The Company plans to pursue its strategy of the business. There can be no assurance of the Company's ability to do so or that additional capital will be available to the Company. If so, the Company's investment objective of developing the business will be adversely affected and the Company may not be able to pursue its project opportunity if it is unable to finance such buildup. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company. If we are successful at raising capital by issuing more stock, or securities which are convertible into shares of the Company, your investment will be diluted as a result of such issuance.

We are highly dependent upon the success of this offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available, because we are an early stage company with no operations within the Company to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, the Company may be required to cease business operations. As a result, investors may lose all of their investment.

Off-Balance Sheet Arrangements

As of June 30, 2017, we did not have any off-balance sheet arrangements.

Plan of Operations

The Company is a headed by a visionary team led by Sanjay Mody, Dr. Gyung-Young Kim, Sanin Mody, James Lee and others with a focus on the mass commercialization of its disruptive Nano Stone Technology treated enhanced stone products for the building and construction industry. Sanjay Mody and his associates acquired the assets of a Korean entity and brought on some of the former entity’s key personal to form Nano Stone Inc. with the objective to grow the Company as a global supplier of its unique Nano Stone Technology treated enhanced natural stone products and market it under the brand of “Nano Stone”. The Company’s Nano Stone Technology enhanced products have been successfully tested, certified and installed historically by a predecessor company in both new construction and old remodeled developments.

To protect against patent infringement and to retain its long-term value proposition for its investors and its brand as it develops and grows its business, the Company has made a conscious decision of keeping its technology for the formulation of its Nano chemical and the Nano treatment process a trade secret. Post funding, the Company plans to manufacture its chemical production in the US to protect trade secrets, to maintain quality control and to limit just the processing of natural stones in different parts of the world for efficient processing and low-cost distribution/direct access to a variety of natural stones.

Since inception, the Company has expanded its marketing operations in the US, South Korea, India, Hong Kong, Egypt, China, and Japan and continues to further expand its relationships with distributors and suppliers of natural stone worldwide. Nano Stone has a dedicated and experienced team with decades of experience in R&D, marketing, sales, management and finance.  The Company continues to optimize its supply chain at important global centers to provide cost competitive, high quality products in a large selection of color, designs, and sizes to meet the needs and continued satisfaction of our most discerning customers.  The Company has forged exclusive global relationships with some of the highest quality stone quarries in Egypt, the Middle East, and India and continues to expand its product lineup to provide the highest quality materials that are both Nano Stone Technology treated and untreated at competitive prices. The Company’s future plans for an expanded presence in Brazil, Italy, India, and other parts of Asia for procurement and processing of natural stone will facilitate the scalability of the company’s product offerings through its supply chain and allow for distribution and reach in all of its target markets.

The Company now has the following subsidiaries:

Nano Stone Korea Co. Ltd.

oNano Stone Korea Co. Ltd. is a wholly-owned South Korean entity and was formed on September 27.

Nano Stone (HK) Limited.

oNano Stone (HK) Limited is a wholly-owned Hong Kong entity and was formed on March 30, 2017.

NextGen Nano Stone Trading Private Limited.

oNextGen Nano Stone Trading Private Limited is a 99% owned Indian entity and was formed on September 15, 2017.

Our experience and market research has helped us identify our priorities and target customers to grow our business. Nano Stone is accepted as a premium natural stone in the South Korean, Chinese and Japanese markets where the predecessor company historically sold its products to be installed in both indoor and outdoor applications. We believe that based on the predecessor company’s historical sales data, that there may be a market with good gross margins for Nano Stone’s product. The global market for natural stones is approximately $50 billion and projected to grow by 6% through 2020. North America, Europe, MENA, and the Far East markets are all growth markets with increased focus on infrastructure projects that provide a stable outlook for both sales and profitability. We are focusing on expanding new markets, increasing sales, marketing and standardizing production and treatment of stones in other new centers for processing of Nano Stones to meet customer needs.  We have a multi-fold marketing and growth strategy to increase our customer base, revenue and profits.

Nano Stone has ready infrastructure that it acquired but is currently idle in South Korea and China that provides production capabilities in the near-term.  The Company is phasing out its manufacturing and processing in China and transitioning it to new plant operations in India to protect trade secrets, to maintain quality control and to provide for more efficient processing and low-cost distribution/direct access to a variety of natural stones.

Our new facilities in Navi Mumbai, India are well connected by roads, railways, and airport and are close to one of India’s major ports in Navha Sheva.  The facilities are equipped with modern state-of-the-art processing equipment that will reduce processing time from our China facility by over 40% with lower utility costs and more effective treatment will facilitate higher production capabilities to meet our projected near-term growth. In addition to the stronger protection of our proprietary technology in India vs. China, additional benefits to our transition include: increasing encouragement by the national and local governments in India for foreign companies to set up manufacturing units in India through reduced regulations, ease of fund flows and access to low cost, high-quality domestic natural stones coupled with low cost of operation, highly competitive and low cost skilled and unskilled workers and the benefit of a fast-growing domestic economy where we anticipate additional sales with competitive pricing and above average profitability. India offers a matured stone cutting and polishing industry that offers both domestic and imported natural stones from all major markets such as Italy, China, MENA, Brazil and India that reduces several processes and transportation costs helping us reduce the lead time for delivery to our current and projected foreign customers.

There are a few important pillars that will drive the success of our business:

Technology: Since Nano Stone has proven and certified technology, we believe our technology risk is low.

Management: We believe the management has an impeccable record of honesty, integrity and hard work and has a substantial financial stake aligned with our stake holders.  The Company is debt free as of the date of this offering and we plan to operate with precision and planning keeping its costs and expenses low and operating efficiently for the benefit of our investors.

Market: The markets for natural stone e.g. Marble, Granite, Onyx, Sandstone, Limestone, etc. are well known and widely documented with market sales of approximately $50 billion in the building industry. The element of market factors is reduced with such long track records. We believe, Nano Stone has a good chance of wide success and adoption as the consumers worldwide are adopting and accepting to new technology savvy products that improves their lifestyle, ambiance and recognition for early adoption of new products.

Execution: The most important and saddled with element of risk is the execution of new product and technology. The management is taking every important and protective planning for a seamless execution of Nano Stone Technology for manufacturing, marketing, pricing and distribution strategy. It is mindful of maintaining and prioritizing our proprietary trade secrets and keeping them safe. Procurement of high quality stone products directly from quality quarries are the cornerstone of its competitive process. We go into details for all supply chain and logistic costs to stay competitive and profitable without sacrificing quality and schedule. With all this and our professional approach, and global networking capabilities, we hope to smoothen the execution risk and deliver the best results to all of our stake holders.

9.DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Nano Stone has assembled an experienced management team including experts and executives in our industry and professionals with decades of experience in the stone industry.

The table below lists our directors and global executive officers, their ages as of June 30, 2017, and the date of their first appointment to such positions. Each position is currently held with an indefinite term of office.

Name	Position	Age	Date of First
			Appointment
Executive Officers

Sanjay Mody (1) (3)	Chairman and President	58	May, 2016
Dr. Gyung-young Kim,	CTO	66	July, 2016
Sanin Mody (1)	Director, Senior VP	32	May, 2016
Dong Ho (James) Lee	President (Nano Stone Korea Co. Ltd.)	54	July, 2016
Hon Shik Chung	Vice President Sales (Asia)	51	July, 2016

Directors
Sanjay Mody (1)	Chairman of Board	58	May, 2016
Sanin Mody (1)	Director	32	May, 2016
Thomas Mabey (1) (2)	Director	69	Dec, 2016

(1)Board Member

(2)Independent director

(3)Board Chairman

Executive Officers and Directors

Executive Officers

Nano Stone has a core team of highly experienced management and technology staff to execute on its business strategy.

Sanjay Mody - Founder, Chairman and President

Sanjay is the Founder, Chairman and President of Nano Stone Inc., a Co-Founder and Director at Ojas Capital, and brings with him over 30 years of international marketing, finance, management, banking, principal investing, resource management, restructuring, consulting and operations. He gained wide experience through his roles in asset management at Morgan Stanley Dean Witter, as an executive at Laidlaw Global, as a board member on Caprius Inc. a publicly traded pharmaceutical company, as a board member of Rockland Technimed, Ltd., a Theranostics company with a disruptive Nano-tech MRI medium that seeks to set the new Gold standard of metabolic imaging. He has mining experience managing operations in Russia, electronic factories in India and China and through various other executive roles at institutions across the world. His wide network of global domain relationships provides him wide reach into markets for fund raising, marketing & regulatory processing and developing the company’s strategic growth initiatives as well as oversight over business execution. He studied commerce from Bombay University. Sanjay Mody is the father of our director Sanin Mody.

Thomas C. Mabey – Director

Thomas brings to Nano Stone over thirty years of operations, construction, civil engineering, sales and marketing, brand building, and corporate development experience through his years of building world class institutions engaged in construction, civil engineering, and technology.  Thomas formerly served as the Chairman of the Board of Sahara LLC after the sale of his company Sahara, Inc. and currently serves as the Chairman of EMM Technology, LLC. He founded Sahara, Inc. more than 30 years ago, and has completed numerous landmark projects including $1.2 billion in projects with Larry Miller, numerous mixed-use projects, stadiums, senior housing developments, and numerous other projects throughout the Company’s history. Thomas has been responsible for launching and cultivating several flourishing companies, establishing successful philanthropic ventures, developing public and private funding sources, and dealing with local, state, and federal municipalities, environment agencies, and government institutions.  At Nano Stone, he is responsible for providing guidance and leadership on organization development, strategic initiatives, domestic sales development, capital development, and corporate governance. Thomas received a Bachelor of Science in Civil Engineering from the University of Utah.

Dr. Gyung-young Kim - CTO

Dr. Gyung-young Kim is the chief inventor of the Nano Stone technology using Marble and Granite to evolve unique attributes and coloring technology with proprietary Nano ecofriendly processes. He has pioneered the technology and process to impregnate natural stones e.g. granite, marble, etc. through a process and enhance the stones with distinguishing features such as anti-bacterial, anti-stain, anti-etching, and anti-radon properties, 30% additional strength, permanent coloring from one of many thousands of shades, and to infuse the stone with one of many different varieties of long lasting fragrance, all with superior quality shine and finishes. He was formerly employed with S.G. Technology Ltd. and has served as a professor at one of Korea’s most recognized university, Korea University, after leaving his post as Chief Researcher at KIST (Korea Institute of Science and Technology). His accomplishments include having over 150 patents and Trade Secrets across technologies including Nano Stone technology, dielectric composition, RFID, ceramic antenna and building materials. He received his Ph.D. from North Carolina State University in Material Science and Engineering and completed his Post-Doctorate at the University of Florida State.

Sanin Mody – Director, Senior VP

Sanin Mody is a Director at Nano Stone Inc., an experienced investment and management professional as co-founder of Ojas Capital, LP, and brings with him a breadth of finance and operations experience. Prior to Ojas, Sanin was the Healthcare Acquisitions Manager at Virtus Real Estate Capital where he his responsibilities included originating, structuring, presenting to investment committee, executing and managing over $200 million of senior housing real estate investments. Previously, he advised public Health Care REITs and Real Estate opportunity funds on financial and strategic alternatives related to buy and sell-side mergers and acquisitions, recapitalizations, portfolio acquisitions/dispositions, and equity and debt financings as a member of Barclays’ Global Real Estate Investment Banking Group in New York. He has also spent time working with OMERS Private Equity in New York where he evaluated investments and structured LBOs for the $6.80 billion fund, and at Morgan Stanley in their New York headquarters as an Investment Banker helping raise capital and executing M&A transactions for technology, media, and telecom companies. Sanin received his MBA with a concentration in Finance, Real Estate, and Operations from Columbia Business School and holds a degree in Operations Research and Industrial Engineering from Cornell University. Sanin Mody is the son of our chairman Sanjay Mody.

Dong Ho (James) Lee - President (Nano Stone Korea Co. Ltd.)

James brings to Nano Stone over twenty-five years of sales and marketing experience with an emphasis on new product and market development for premium construction materials, computational cameras, and other technology devices. Prior to Nano Stone, he was a Partner and Sales Director for Korea’s leading professional photo papers and microporous coating Specialty Company. He worked for 5 years in one of Korea’s largest cable television suppliers C&M and served as the chief marketing officer for KCC for launching new construction materials in the Korean, US, European and MENA market where he gained proficiencies in management while leading his respective territories and developing/implementing sales and marketing plans that exceeded sales targets year over year. James has been responsible for launching new products, in organizing exhibitions as well as seminars, and in generating result oriented regional contacts and expert at building local channel partners to promote new products and achieve sales target. At Nano Stone, he is responsible for providing guidance and leadership to sales, marketing and production in his territories and lead regional and international sales and marketing efforts for the company. He is widely traveled throughout Europe, North Africa, Asia, the Middle East, U.S. and India and has lived and been educated in both Canada and Korea. James holds an MBA from KAIST, Business School in Seoul, Korea.

Hon Shik Chung – Vice President Sales (Asia)

Hon Shik brings to Nano Stone over twenty-five years of sales and marketing experience having worked in some of the most prestigious corporations in Korea.  Prior to Nano Stone, he was the Chief Global Strategy Officer and Executive Director for New Business Development for CJ E&M, a company listed on the KOSDAQ exchange with revenues of over $1.4 billion.  Prior to that he was the Chief Marketing Officer and Sales Director for C&M where he helped the company grow its revenue to over $300 million in 8 years with over 40% EBITDA margins.  He has also had extended experiences working with Prudential Life Insurance and Daewoo Corporation where he was responsible for sales and marketing of a variety of products and services across their portfolio.  Hon Shik has been responsible for positioning companies, products, and services, generating result oriented partner contacts and achieve sales targets in each of his previous roles. At Nano Stone, he is responsible for generating tangible sales for the Company’s products, marketing and positioning the product across our target markets/territories, and managing sales and marketing efforts for the company. Hon Shik holds a Bachelor of Business Administration degree from Yonsei University in Seoul, Korea.

Significant Employees

The company currently has 15 personnel working on behalf of the company. However, to conduct its operations to date, Nano Stone has engaged a team of experienced engineering consulting companies and contractors with extensive knowledge and experience in the natural stone industry to assist with development and marketing of the its technology and to assist its marketing activities. The company anticipates that it will hire a number of key personnel as employees after completion of the Offering.

Board Leadership Structure and Board’s Role in Risk Oversight

Since our Chairman, Mr. Sanjay Mody holds more than 50% of the common shares of the Company and with that more than 50% of the voting power of the Company, we are considered to be a Controlled Company by the NASDAQ and certain other National Exchanges. As such, if the Company were to successfully apply for listing on one of the National Exchanges, the Company would be exempt from the requirement to have a majority of independent directors and independent compensation and nomination committees.

Our board of directors has a Chairman, Mr. Sanjay Mody. The Chairman has authority, among other things, to preside over the Board of Directors meetings and set the agenda for the Board of Directors meetings. Accordingly, the Chairman has substantial ability to shape the work of our board of directors. Because of the addition of our independent board member, Mr. Thomas Mabey, we currently believe that separation of the roles of Chairman and President is not necessary to ensure appropriate oversight by the board of directors of our business and affairs. However, no single leadership model is right for all companies and at all times. The board of directors recognizes that depending on the circumstances, other leadership models, such as the appointment of additional independent directors including a lead independent director, might be appropriate. Accordingly, the board of directors may periodically review its leadership structure. In addition, following the completion of the offering, the board of directors will hold executive sessions in which only the independent director(s) are present.  If at any time in the future we cease to be a controlled company and/or if required by the exchange on which we seek to or are at that time listed on, we will implement all applicable changes to our corporate governance and leadership structures to comply with the then current requirements.

Our board of directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and product commercialization. The audit committee will oversee management of financial risks; our board of directors regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The board of directors regularly reviews plans, results and potential risks related to our product development, commercialization efforts and clinical trial progress.

Board Committees

Since our Chairman, Mr. Sanjay Mody holds more than 50% of the common shares of the Company and with that more than 50% of the voting power of the Company, we are considered to be a Controlled Company by the NASDAQ and certain other National Exchanges. As such, if the Company were to successfully apply for listing on one of the National Exchanges, the Company would be exempt from the requirement to have a majority of independent directors and independent compensation and nomination committees.

Audit Committee

Prior to its application for listing on one of the National Exchanges, the Company will form an audit committee and adopt a formal written Audit Committee charter in compliance with Exchange Act Rule 10A-3, and that the Audit Committee will review and assess the adequacy of the charter on an annual basis.

Upon the completion of this offering, our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures;

•	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•

reviewing and discussing with management and our independent registered public accounting firm our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

•	reviewing and investigating conduct alleged to be in violation of our code of conduct;

•	reviewing and approving related party transactions;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

Compensation Committee

We are considered to be a Controlled Company by the NASDAQ and certain other National Exchanges. As such, the company would be exempt from the requirement to have a majority of independent directors and independent compensation and nomination committees.

Nominating and Corporate Governance Committee

We are considered to be a Controlled Company by the NASDAQ and certain other National Exchanges. As such, the company would be exempt from the requirement to have a majority of independent directors and independent compensation and nomination committees.

Family Relationships

There is a family relationship between our directors and executive officers, our CEO, Sanjay Mody is the father of our Director and Senior VP, Sanin Mody.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our directors, officers and employees and will be available on our corporate website following the completion of the offering. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules and exchange requirements.

We depend on key personnel

Nano Stone’s future success depends on the efforts of key personnel, including its senior executive team. Nano Stone does not currently carry any key man life insurance on its key personnel or its senior executive team. However, Nano Stone may obtain such insurance upon closing this Offering or as required to comply with any initial listing requirements if we are applying for having our common stock traded on a National Exchange. Regardless of such insurance, the loss of services of any of these or other key personnel may have an adverse effect on Nano Stone.

10.COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our four highest-paid persons who were directors or executive officers during our last twelve months as of June 30, 2017.

		USD Equivalent	Other	Total
	Capacities in which	compensation	compensation	compensation
Name	compensation was received	($)	($)	($)
Sanjay Mody	President/Chairman	-0-	-0-	-0-
Dr. Gyung-young Kim	CTO	55,000	$37,500 (in Stock)	92,500
Sanin Mody	Director and SVP	-0-	-0-	-0-
Dong Ho (James) Lee	President (Nano Stone Korea Co. Ltd.)	44,000	$62,500 (in Stock)	106,500

Sanjay Mody, Dr. Gyung-young Kim, Sanin Mody, and James Lee received stock grants for the contribution of assets into the Company and as founders: Mr. Sanjay Mody received 6,000,000 shares of the Company’s common stock, Dr. Gyung-young Kim received 60,000 shares of the Company’s common stock, Sanin Mody received 1,000,000 shares of the Company’s common stock, and James Lee received 150,000 shares of the Company’s common stock. Additionally, under the Incentive Plan (as defined in the Description of Common Stock Securities), James Lee was granted 200,000 shares that vest equally over 4 years at year end of every year of completed services with the Company beginning in 2017, Dr. Gyung-young Kim was granted 120,000 shares that vest equally over 4 years at calendar year end of every year of completed services with the Company beginning in 2017, and upon joining the Board of Directors, Thomas Mabey purchased 10,000 shares of the Company stock at $2.50 in December 2016 and was granted 81,000 options with a strike price of $4.75 that vest equally over 3 years at the anniversary of every year of completed services as a Director.

Compensation of Directors

We do not currently compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. In December 2016, the Company established the Incentive Plan (see Securities Being Offered).  We reserve the right to amend it at any time in the future.

Executive Compensation Philosophy

We believe that Nano Stone is at the beginning of its journey and that for us to be successful we must hire and retain people who can continue to develop our strategy, quickly innovate and develop new business opportunities by leveraging the unique technology we have in hand, and constantly enhancing our business model. To achieve these objectives, we need a highly talented team. We expect our executive team to possess and demonstrate strong leadership and management capabilities.  Compensation paid to the four individuals listed in the table above is expected to continue at the same rate going forward.  In December 2016, we established the Incentive Plan which put in place a program to incentivize employees going forward.  Apart from the grants disclosed herein, no additional plans or arrangements are currently in place, however, the Company reserves the right to introduce new arrangements and amend existing arrangements with any of its Directors, its Executives, and its Senior/Junior Employees at any time in the future.

11.SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, our only outstanding class of capital stock, as of the date of this offering by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

		Amount and
	Amount and	nature of
	nature of	beneficial	Percent
	beneficial	ownership	of class
Name and address of beneficial owner (1)	ownership (2)	acquirable (3)	(3)
Sanjay Mody	6,000,000	-0-	61.52%
Sanin Mody	1,000,000	-0-	10.25%
James Lee	150,000	200,000	3.59%
Dr. Gyung-young Kim	60,000	120,000	1.85%
Thomas Mabey (4)	10,000	81,000	0.93%

All directors and officers as a group (5 persons)	7,220,000	401,000	78.14%

(1)	The address of those listed is c/o Nano Stone Inc., 2125 Center Ave, Suite 414, Fort Lee, NJ 07024.
(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.
(3)	Based on 9,753,186 fully diluted shares (including unexercised and unvested stocks and options) as of the date of this Offering.
(4)	Thomas Mabey’s shares are beneficially owned through his family’s trust.

Summary of Prior Issuances and Offerings

In June of 2016, the Company issued 8,800,000 shares of our common stock to the founders for non-cash consideration for assets contributed to the Company.

In November of 2016, the Company issued a Convertible Promissory Note in the principal amount of $140,000 to an existing minority shareholder.  The convertible note incurs interest at 6% per annum on the principal amount payable at maturity and converts at a share price of $2.50 if exercised.

From December 1, 2016 to December 31, 2016, the Company sold and issued a total of 304,000 shares of common stock for proceeds of $760,000 to one of the Company’s directors and through a Regulation S offering that ended December 31, 2016.

In December 2016, the Company established the Incentive Plan (see Securities Being Offered) and in December granted 81,000 options with a strike price of $4.75 to one of its Directors that vests equally over 3 years; in January 2017 the Company awarded 320,000 shares to certain directors and employees as disclosed in this Offering that vest over 4 years.

From January 1, 2017 to August 28, 2017, the Company sold and issued a total of 148,606 shares of common stock for proceeds of $705,879 through a Regulation D offering that ended August 28, 2017

In August of 2017, the Company issued an additional 40,000 options from the Incentive Plan to an employee with a strike price of $4.75 that vest equally over 4 years through our Incentive Plan.

On December 4, 2017, the Note including accrued and unpaid interest which amounted to $148,950 was converted into 59,580 shares of our common stock at the conversion rate of $2.50 per share.

12.INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During this fiscal year, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Conflicts of Interest and Corporate Opportunities

The officers and directors have acknowledged that under Delaware Corporate law that they must present to the Company any business opportunity presented to them as an individual that met the Delaware's standard for a corporate opportunity:  (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation. This is enforceable and binding upon the officers and directors as it is part of the Code of Ethics that every officer and director is required to execute.  However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Board.  It is the Company’s intention to adopt such policies and procedures in the immediate future.

INDEMNIFICATION PROVISIONS FOR OFFICERS AND DIRECTORS

Our Certificate of Incorporation permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was an officer or director of the Company.  Furthermore, our Certificate of Incorporation provides that no director of the Company shall be personally liable to it, its debt holders, or its shareholders for monetary damages for any breach of fiduciary duty by such director acting as a director.  Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any breach of the director's duty of loyalty to the Company, its debt holders, or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or for any transaction from which a director derived an improper personal benefit.  Our Certificate of Incorporation permits us to purchase and maintain insurance on behalf of directors, officers, employees or agents of the Company or to create a trust fund, grant a security interest and/or use other means to provide indemnification.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.  Our Bylaws permit us to indemnify our officers and directors to the full extent authorized or permitted by law.

13.SECURITIES BEING OFFERED

Our authorized capital stock consists of fifteen million (15,000,000) shares of common Stock, par value $0.0001 per share (the common Stock”). As of the date of this offering, we had nine million seven hundred forty-nine thousand six hundred and six (9,753,186) Fully Diluted Shares of Common Stock (including unexercised and unvested stocks and options).

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

Voting Rights. (i) Except as otherwise provided in the Certificate of Incorporation, as may be amended from time to time, or the Bylaws, as may be amended from time to time, or by applicable law, the holders of shares of common stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company. (ii) Each holder of shares of the common stock shall be entitled to one (1) vote for each share of common stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Company.  Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we create preferred stock), holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock that may be created in the future.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may create in the future.

Stock Option Plan

In December 2016, we established the 2016 Nano Stone Inc. Employee Incentive Plan (“Incentive Plan”) which put in place a program to incentivize employees going forward.  The Company reserves the right to amend the plan at any time in the future.  As of the date of this PPM, the aggregate number of shares of common stock which may be issued pursuant to the Incentive Plan shall is 1,500,000 of which 441,000 have been issued.  For more detailed information, please see the 2016 Nano Stone Inc. Employee Incentive Plan, which can be requested and acquired from the Company so long as it is without unreasonable effort or expense to the Company.

Transfer Agent and Registrar

Colonial Stock Transfer Company, Inc.

14.FINANCIAL STATEMENTS

NANO STONE INC.
Financial Statements and Independent Auditor’s Report May 4, 2016 to December 31, 1016

Financial Statements and Notes January 1, 2017 to June 30, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 6, 2017

To: Board of Directors, Nano Stone Inc.

We have audited the accompanying consolidated financial statements of Nano Stone Inc. (a corporation organized in the State of Delaware) (the “Company”) and its subsidiary, which comprise the balance sheet as of December 31, 2016, and the related statement of operation, statement of changes in stock-holders’ equity, and cash flows for the period from May 4, 2016 (inception) through December 31, 2016 and the related notes to the consolidated financial statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ram Associates

Ram Associates

Hamilton, NJ

Nano Stone Inc.

Audited Condensed Consolidated Balance Sheet

As of December 31, 2016

December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalent	$832,459
Inventories	611,000
Other current assets	1,373
Total Current Assets	$1,444,832

Property and equipment, net	8,472,001
Intangibles, net	7,204,746
TOTAL ASSETS	$17,121,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$157,828
Convertible Notes	140,921
Other current liabilities	3,313
Total Current Liabilities	302,062

TOTAL LIABILITIES	$302,062

STOCKHOLDERS' EQUITY
Common stock, $ 0.0001 par value, 15,000,000 shares authorized; 9,104,000 shares issued and outstanding	$910
Additional paid-in capital	17,689,943
Accumulated other comprehensive income / (loss)	(6,474)
Accumulated deficit	(864,862)
TOTAL STOCKHOLDERS' EQUITY	$16,819,517

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,121,579

- The accompanying notes are an integral part of these consolidated financial statements -

Nano Stone Inc.

Audited Condensed Consolidated Statements of Comprehensive Income (Loss)

From May 4, 2016 (Inception) to December 31, 2016

December 31, 2016
Sales	$-
Cost of goods sold	-
Gross profit	-

Operating expenses
Selling, general and administrative expenses	245,197
Stock based compensation	107
Depreciation	618,640

Total operating expenses	863,944

Loss from operations	(863,944)

Interest Income	3
Interest Expense	(921)
Other income (expenses)	(918)

Net Loss	$(864,862)

Foreign currency translation adjustments	(6,474)

Comprehensive loss	$(871,336)

Basic income (loss) per share	(0.10)
Basic weighted average number of shares	9,104,000

- The accompanying notes are an integral part of these consolidated financial statements -

Nano Stone Inc.

Audited Condensed Consolidated Statements of Cash Flows

From May 4, 2016 (Inception) to December 31, 2016

December 31, 2016
Cash Flows from Operating Activities
Net loss	$(864,862)
Adjustments to reconcile net loss to net cash used in operating activities	-
Depreciation	618,640
Interest accrued on convertible notes	921
Stock based compensation	107

Changes in Assets and Liabilities:
(Increase) Decrease in Other Assets	(1,373)
(Decrease) Increase in Accounts payable and accrued expenses	157,828
(Decrease) Increase in Other Liabilities	3,313
Net cash used in operating activities	(85,426)

Cash Flows from Investing Activities
Purchases of property and equipment	(20,641)
Net cash used in investing activities	(20,641)

Cash Flows from Financing Activities
Issuance of Common stock	805,000
Proceeds from convertible notes	140,000
Net cash provided by financing activities	945,000

Effect of exchange rate changes on cash	(6,474)
Net increase (decrease) in cash	832,459

Cash beginning of year	0
Cash end of year	$832,459

Supplementary disclosure of cash flows information
Cash paid during the year for:
Interest	$0
Income Taxes	$0

Supplementary disclosure of Non-cash Operating activities
Current assets purchased by issue of Common Stock	$611,000

Supplementary disclosure of Non-cash Investing and Financing activities
Fixed and Intangible assets purchased by issue of Common Stock	$16,274,746

- The accompanying notes are an integral part of these consolidated financial statements -

Nano Stone Inc.

Audited Consolidated Statements of Changes in Stockholders' Equity

From May 4, 2016 (Inception) to December 31, 2016

				Accumulated		Total Stockholder’s Equity
				Other
	Common Stock		Additional Paid	Comprehensive	Accumulated
	Shares	Amount	in Capital	Loss	Deficit
Balance, May 04, 2016
Issuance of Shares	9,104,000	$910	$17,689,836	-	-	$17,690,746
Stock based compensation			107			107
Net loss	-	-	-	-	(864,862)	(864,862)
Accumulated Other Comprehensive Income / (loss)	-	-	-	(6,474)	-	(6,474)
Balance, December 31, 2016	9,104,000	$910	$17,689,943	$(6,474)	$(864,862)	$16,819,517

- The accompanying notes are an integral part of these consolidated financial statements -

NOTE 1 –ORGANIZATION

History, Organization and Description of the Business

Nano Stone Inc. (the Company) was registered in the State of Delaware in May, 2016. The Company was formed to market its founder’s newly acquired eco-friendly and cost effective Nano Technology that chemically impregnates natural stones e.g. granite, marble, etc. with anti-bacterial, anti-stain, anti-etching and anti-radon properties, an increase of up to 30% additional strength, near-permanent uniform coloring from a wide selection of shades and an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes that distinguishes the Company from other natural stone distributors around the world.

The Company is headed by a team led by Sanjay Mody, Dr. Gyung-Young Kim, Sanin Mody, James Lee and others with a focus on the mass commercialization of its disruptive Nano Stone Technology treated enhanced stone products for the building and construction industry. Sanjay Mody and his associates acquired the assets of a Korean entity and brought on some of the former entity’s key personnel to form Nano Stone Inc. with the objective to grow the Company as a global supplier of its unique Nano Stone Technology treated enhanced natural stone products and market it under the brand of “Nano Stone”.

The Company has a rich portfolio of intellectual property in the form of trade secrets for manufacturing eco-friendly Nano chemicals and the corresponding multi-step processing of natural stones with unique attributes that are not currently available in the open market. This unique feature provides a distinct edge for marketing and identifying Nano Stone in the global marketplace.  To protect against patent infringement and the challenges for a growing company associated with enforcing patents on a worldwide basis, to retain its long-term value proposition for its investors and its brand as it develops and grows its business, the Company made a decision of keeping its technology for the formulation of its proprietary Nano Stone chemical and Nano Stone Treatment process as trade secrets.

Since inception, the Company has expanded its marketing operations in the US, South Korea, India, Hong Kong, Egypt, China, and Japan.  The Company has exclusive global and regional relationships with some quality stone quarries in Egypt, the Middle East, and India.

The Company now has the following subsidiaries:

Nano Stone Korea Co. Limited.

oNano Stone Korea Co. Limited is a wholly-owned South Korean entity and was formed on September 27, 2016 in the Republic of Korea.

Nano Stone (HK) Limited.

oNano Stone (HK) Limited is a wholly-owned Hong Kong entity and was formed on March 30, 2017.

NextGen Nano Stone Trading Private Limited.

oNextGen Nano Stone Trading Private Limited is a 99% owned Indian entity and was formed on September 15, 2017.

The Company has production facilities in China, Korea and is in the process of consolidating and transitioning production to their new Indian production facility.

NOTE 2 – BASIS OF PRESENTATION

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The financial statements are presented using the accrual basis of accounting. The Company adopted the calendar year as its basis of reporting.

The accompanying audited consolidated financial statements reflect all adjustments (which were of a normal, recurring nature) that, in the opinion of management, are necessary to present fairly our financial position, results of operations and cash flows as of and for the interim periods presented. All intercompany transactions have been eliminated in the accompanying audited consolidated financial statements. These financial statements should be read in conjunction with the audited financial statements and notes thereto.

Our comprehensive income (loss) consists of net income (loss) plus or minus any periodic currency translation adjustments.

Cash and Liquidity

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended December 31, 2016, the Company recorded a net loss of $864,862 and used cash in operations of $85,426.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Nano Stone Korea Co. Ltd. All Intercompany transactions and balances have been eliminated in consolidation.

Income (Loss) Per Share

Basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. For the year ended December 31, 2016, the basic and diluted shares outstanding were the same, as potentially dilutive shares were considered anti-dilutive.

Revenue Recognition

Revenues from sales of products are recognized at the time of delivery and when title and risk of loss passes to the customer. Recognition of revenue also requires reasonable assurance of collection of sales proceeds and completion of all performance obligations. Sales discounts are issued to customers as direct discounts at the point-of-sale or through intermediary wholesaler, known as chargebacks, or indirectly in the form of rebates. Revenues are recorded net of provisions for sales discounts and returns, which are established at the time of sales, when estimated provisions for product returns, rebates, and other sales allowances are reasonably determinable, and when collectibles are reasonably assured. Accruals for these provisions are presented as a direct reduction to accounts receivable and revenues. No commercial production of the products has started; revenue generated as of the year ended December 31, 2016 is $Nil.

Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposits. There were no customer deposits at December 31, 2016.

Advertising Costs

The Company expenses advertising and related marketing and promotional costs as incurred. Advertising expense for the year ended December 31, 2016 was $2,750.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the financial statement date, and reported amounts of revenue and expenses during the reporting period. Significant estimates are used in valuing stock-based compensation, among others. Actual results could differ from these estimates.

Accounts Receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers or interest on past due amounts. Management estimates the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. The allowance for doubtful accounts and returns is established through a provision reducing the carrying value of receivables. There was no allowance for doubtful accounts and returns recorded at December 31, 2016

For the year ended December 31, 2016, the Company has no Accounts receivable as there were no sales.

Inventories

Inventories are stated at the lower of cost or market, determined by the first-in, first-out method. Inventories consist primarily of raw materials at December 31, 2016. The Company establishes a reserve to mark down its inventory for estimated unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based on assumptions about the usability of the inventory, future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserve may be required. There was no inventory reserve recorded at December 31, 2016.

All inventory, consists of quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such Inventory that is owned by the Company is free and clear of all encumbrances. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company has determined the estimated useful lives of its property and equipment ranges from three to thirty-nine years.

Maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise dis posed of are removed from the related accounts and the resulting gain or loss is reflected in the statements of operations.

Intangible Assets

The Company completed the acquisition and purchases of its intangible assets of approximately $7,204,746. This acquisition generally enhances the breadth and depth of the Company’s offerings and expand its expertise in stone technology and other functional areas.  The Intangibles are not amortized, but are evaluated for impairment annually or when indicators of a potential impairment are present.

To protect its know-how and trade secrets, the Company customarily requires its employees and managers to execute confidentiality agreements or otherwise agree to keep its proprietary information confidential. Typically, the Company’s employment contracts also include clauses requiring these employees to assign to the Company all inventions and intellectual property rights they develop in the course of their employment and agree not to disclose the Company’s confidential information.

Foreign Currency Translation and Transactions

The financial statements and transactions of the subsidiary’s operations are reported in the local (functional) currency of Korean Won and translated into US dollars in accordance with U.S. GAAP. Assets and liabilities of those operations are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses from translating foreign currency financial statements are recorded as other comprehensive income (loss). Revenues and expenses are translated at the average exchange rate for the reporting period. Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the foreign operations’ functional currencies are included in expenses in the consolidated statements of operations.

Income Taxes

Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Concentration Risks

The Company performs a regular review of customer activity and associated credit risks and does not require collateral or other arrangements

Fair Value measurements

The Company determines the fair value of its assets and liabilities based on the exchange price in U.S. dollars that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy with three levels of inputs, of which the first two are considered observable and the last unobservable, to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of financial instruments such as cash, accounts receivable, inventories, and accounts payable and accrued liabilities, approximate the related fair values due to the short-term maturities of these instruments.

Foreign Operations

The accompanying consolidated financial statements as of December 31, 2016 include assets amounting to approximately $720,369, relating to operations of the Company in the Republic of Korea. It is always possible unanticipated events in foreign countries could disrupt the Company’s operations.

Recently Issued Accounting Pronouncements

On November 17, 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. It is intended to reduce diversity in the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. The new standard requires that restricted cash and restricted cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. ASU 2016-18 is effective for annual periods beginning after December 15, 2017 including interim periods within those fiscal years. Earlier adoption is permitted.

In January 2017, the FASB issued Accounting Standards Update No. 2017-01, clarifying the Definition of a Business, which clarifies and provides a more robust framework to use in determining when a set of assets and activities is a business. The amendments in this update should be applied prospectively on or after the effective date. This update is effective for annual periods beginning after December 15, 2017, and interim periods within those periods. Early adoption is permitted for acquisition or deconsolidation transactions occurring before the issuance date or effective date and only when the transactions have not been reported in issued or made available for issuance financial statements. The Company does not expect the adoption to have any significant impact on its Financial Statements.

In January 2017, the FASB issued ASU No. 2017-04, simplifying the Test for Goodwill Impairment. Under the new standard, goodwill impairment would be measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. This ASU eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. This update is effective for annual periods beginning after December 15, 2019, and interim periods within those periods. Early adoption is permitted for interim or annual goodwill impairment test performed on testing dates after January 1, 2017.

NOTE 4 – PROPERTY, PLANT and EQUIPMENT

Property, plant and equipment consists of the following at December 31, 2016:	December 31, 2016
Property, Plant and Equipment	$9,070,000
Office and Computer equipment	3,141
Furniture and fixtures	17,500
9,090,641
Less: accumulated depreciation	(618,640)
Property and equipment, net	$8,472,001

Depreciation expense for the year ended December 31, 2016 was $618,640.

NOTE 5 – ASSETS ACQUISITION

On June 21, 2016, the Company completed the acquisition of assets including trade secrets from Mr. Sanjay Mody, President and Chairman of the Company, and his associates for the purpose of globally marketing the recently acquired Nano Technology and assets that chemically impregnates natural stones e.g. granite, marble, etc. with anti-bacterial, anti-stain, anti-etching and anti-radon properties, an increase of up to 30% additional strength, near-permanent uniform coloring from a wide selection of shades and an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes.

Mr. Sanjay Mody and his associates acquired the assets in their personal capacity, from Nano Stone Co., Ltd, a company formed under the laws of the Republic of Korea.

The Company issued 8,800,000 common stock with $ 0.0001 par value at the rate of $ 1.9240 each, as purchase consideration.

The asset acquisition consists of the following:

a	Inventory	$611,000
b	Fixed Assets	$9,070,000
c	Intangible Assets	$7,204,746
d	Cash	$45,000
	TOTAL	$16,930,746

NOTE 6 – CONVERTIBLE NOTE PAYABLE

On November 22, 2016, the Company issued $140,000 of convertible notes bearing interest at 6% per annum. The note principal and accrued interest are convertible into Common Stock at a conversion rate of $2.5 per share at maturity if exercised, subject to adjustment for stock splits and other dilution protections.

The notes initial maturity was June 30, 2017 which has been extended to December 31, 2017 upon the same terms and conditions set forth on the Note.

As of December 31, 2016, $140,000 was owed under the note payable agreement and accrued interest of $921.

NOTE 7 – STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 15,000,000 shares of common stock, par value $0.0001 per share.

On June 21, 2016, the Company issued 8,800,000 common stock with $0.0001 par value at the rate of $ 1.9240 each, as purchase consideration for assets acquisition as per Note 5 above.

In December 2016, the Company issued an additional 304,000 common stock to one of Company’s directors and through a Regulation S offering that ended December 31, 2016, with $0.0001 par value at the rate of $2.50.  Proceeds from the sale were $760,000.

The Company also granted one of the Company’s Directors 81,000 options with a strike price of $4.75 that vest equally over 3 years at the anniversary of every year of completed services as a Director.

At December 31, 2016, there were 9,104,000 shares of common stock issued and outstanding (excluding unvested, unexercised options).

Stock Based Compensation

In 2016, the Company’s Board of Directors approved the adoption of the “2016 Equity Incentive Plan” (“Equity Plan”).  The Equity Plan was initiated to encourage and enable officers, directors, consultants, advisors and key employees of the Company to acquire and retain a proprietary interest in the Company by ownership of its common stock.  The Equity Plan includes an annual award limitation under which the total number of Restricted Stock, RSUs and other shares of Stock subject to or underlying Options, SARs, Performance Shares, Performance Units and Other Stock-Based Awards awarded to any Participant during any year may not exceed 1,500,000 shares.

As per Plan the Company has following type of awards-

Stock Options

The Company may grant Incentive Stock options or Non- Qualified Stock Option. Incentive Stock options shall be limited to employees of the Company or any of its subsidiaries. Options intended to qualify as Incentive Stock Options must have an exercise price at least equal to Fair Market Value of a share of Common Stock at the time of grant.  Non-Qualified Stock Options will have an exercise price that is determined by the Committee at the time of issuance.

Restricted Stock

Eligible Participants may purchase the Restricted Stock offered by the Committee that will be subject to certain terms, conditions and restrictions as determined by the Committee and as required by law. Participants have 30 days to pay the purchase price from the date of signing – delivering the Award agreement.  The Purchase price for Restricted Stock will be determined by the Committee and may be less than Fair Market Value on the date of grant of Restricted Stock Award.

Bonus Award

A Stock Bonus award is offered to eligible participants based on services rendered or for past services already rendered to the Company or any Parent or Subsidiary. No payments from the Participant will be required for Shares awarded pursuant to the Stock Bonus Award.

Stock Options

On December 6, 2016, the Company issued options to employees of the Company to purchase 81,000 shares of common stock. These option grants vest equally over three years at an exercise price of $4.75 per share and expire four years from the date of vesting. This tranche of options was valued using the Black-Scholes pricing model. Significant assumptions used in the valuation of this tranche of options include an expected term of three years, expected volatility of 11%, a date of issue risk free interest rate of 2.35% and expected dividend yield of 0%. The value on the grant date of these unvested options was $816, to be recognized over period of 3 years. The Company has recorded stock based compensation of $107 for the options as of December 31, 2016, no options had been exercised from this tranche of options.

	Number of Shares	Weighted Avg. Exercise Price
Granted and Unvested	81,000	$4.75
Exercised	-	-
Cancelled / Expired	-	-
Outstanding at December 31, 2016	81,000	$4.75

NOTE 8 - COMMITMENTS

Operating Leases

As of December 31, 2016, in the U.S., the Company leased office space under a month to month cancellable lease agreement.

As of December 31, 2016, in Korea, the Company’s subsidiary leased factory space for 20 years with no rental payment obligation unless the Company starts production operations from the factory.

As of December 31, 2016, in Korea, the Company’s subsidiary leased office space and an R&D Center with a month to month cancellable lease agreement.

As of December 31, 2016, in China, the Company’s subsidiary leased factory space for 20 years with no rental payment obligation unless the Company starts production operations from the factory.

Rent expense was $12,478 for the year ended December 31, 2016.

NOTE 9 – INCOME TAXES

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to income before income taxes as follows:

December 31, 2016
Income tax provision at federal statutory rate	(34.0) %
State income tax provision	(6.5) %
Change in valuation allowance	40.5%
Income taxes at effective income tax rate	- %

The components of deferred taxes consist of the following at December 31, 2016:

December 31, 2016
Net operating loss carryforwards	$(387,254)
Stock compensation	(36)
Depreciation	$10,282
Less: Valuation allowance	(377,009)
Net deferred tax assets	$-

Deferred income taxes result from temporary differences between income tax and financial reporting computed at the effective income tax rate. The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the recoverability of the deferred tax assets. At such time it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

The Company files U.S. federal and U.S. state tax returns. The Company’s major tax jurisdictions are U.S. federal and the State of Delaware.

NOTE 10 – SUBSEQUENT EVENTS

On January 1, 2017 the Company issued 320,000 Bonus Awards to certain employees that vest over 4 years.

From January 1, 2017 to August 28, 2017, the Company sold and issued a total of 148,606 shares of common stock from the Incentive Plan for proceeds of $705,883 through a Regulation D offering that ended August 28, 2017.

In August of 2017, the Company issued an additional 40,000 options from the Incentive Plan to an employee with a strike price of $4.75 that vest equally over 4 years through our Incentive Plan.

On December 4, 2017, the Note including accrued and unpaid interest which amounted to $148,950 was converted into 59,580 shares of our common stock at the conversion rate of $2.50 per share.

The Company has production facilities in China and Korea and are in the process of consolidating and transitioning production to their new Indian production facility in order to take advantage of the skills, labor and cost advantages available in India currently.

The Company now has the following subsidiaries:

oNano Stone Korea Co. Limited.

Nano Stone Korea Co. Limited is a wholly-owned South Korean entity and was formed on September 27.

oNano Stone (HK) Limited.

Nano Stone (HK) Limited is a wholly-owned Hong Kong entity and was formed on March 30, 2017.

oNextGen Nano Stone Trading Private Limited.

NextGen Nano Stone Trading Private Limited is a 99% owned Indian entity and was formed on September 15, 2017.

Nano Stone Inc.

Unaudited Condensed Consolidated Balance Sheet

June 30, 2017 and December 30, 2016

	June 30, 2017	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalent	$1,179,596	$832,459
Inventories	619,753	611,000
Other current assets	44,680	1,373
Total Current Assets	$1,844,029	$1,444,832

Property and equipment, net	7,929,447	8,472,001
Intangibles, net	7,204,746	7,204,746
TOTAL ASSETS	$16,978,222	$17,121,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$174,763	$157,828
Convertible Notes	145,086	140,921
Other current liabilities	654	3,313
Total Current Liabilities	320,503	302,062

TOTAL LIABILITIES	$320,503	$302,062

STOCKHOLDERS' EQUITY
Common stock, $ 0.0001 par value, 15,000,000 shares authorized; 9,104,000 shares issued and outstanding as of December 31, 2016; 9,237,343 shares issued and outstanding as of June 30, 2017	$924	$910
Additional paid-in capital	18,423,308	17,689,943
Accumulated other comprehensive income / (loss)	30,499	(6,474)
Accumulated deficit	(1,797,012)	(864,862)
TOTAL STOCKHOLDERS' EQUITY	$16,657,719	$16,819,517

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,978,222	$17,121,579

- The accompanying notes are an integral part of these consolidated financial statements -

Nano Stone Inc.

Unaudited Consolidated Statements of Comprehensive Income (Loss)

	Six Months Ended June 30, 2017	From May 4, 2016 (Inception) to June 30, 2016
Sales	$6,540	$-
Cost of goods sold	2,943	-
Gross profit	3,597	-

Operating expenses
Selling, general and administrative expenses	279,384	25,000
Stock based compensation	100,000	-
Depreciation	553,243	-

Total operating expenses	932,627	(25,000)

Loss from operations	(929,030)	(25,000)

Interest Income	341	-
Interest Expense	(4,165)	-
Foreign Exchange gain/(loss)	704	-
Other income (expenses)	(3,120)	(25,000)

Net Loss	$(932,150)	$(25,000)

Foreign currency translation adjustments	36,973	-

Comprehensive loss	$(895,177)	$(25,000)

Basic income (loss) per share	(0.10)	-
Basic weighted average number of shares	9,237,343	8,800,000

- The accompanying notes are an integral part of these consolidated financial statements -

Nano Stone Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Six months Ended June 30, 2017	From May 4, 2016 (Inception) to June 30, 2016
Cash Flows from Operating Activities
Net loss	$(932,150)	$(25,000)
Adjustments to reconcile net loss to net cash used in operating activities	-	-
Depreciation	553,243	-
Interest accrued on convertible notes	4,165	-
Stock based compensation	100,000	-

Changes in Assets and Liabilities:
(Increase) Decrease in Inventories	(8,753)	-
(Increase) Decrease in Other assets	(43,307)	-
(Decrease) Increase in Accounts payable and accrued expenses	16,935	35,000
(Decrease) Increase in Other Liabilities	(2,659)	-
Net cash used in operating activities	(312,526)	10,000

Cash Flows from Investing Activities
Purchases of property and equipment	(10,689)	-
Net cash used in investing activities	(10,689)	-

Cash Flows from Financing Activities
Issuance of Common stock	633,379	45,000

Net cash provided by financing activities	633,379	45,000

Effect of exchange rate changes on cash	36,973	-
Net increase (decrease) in cash	347,137	55,000

Cash beginning of period	832,459	-
Cash end of period	$1,179,596	$55,000

Supplementary disclosure of cash flows information
Cash paid during the period for
Interest	$-	$-
Income Taxes	$-	$-

Supplementary disclosure of Non-cash Operating activities
Current assets purchased by issue of Common Stock	$-	$611,000

Supplementary disclosure of Non-cash Investing and Financing activities
Fixed and Intangible assets purchased by issue of Common Stock	$-	$16,274,746

- The accompanying notes are an integral part of these consolidated financial statements -

Nano Stone Inc.

Unaudited Consolidated Statements of Changes in Stockholders' Equity

				Accumulated		Total Stockholder’s Equity
				Other
	Common Stock		Additional Paid	Comprehensive	Accumulated
	Shares	Amount	in Capital	Loss	Deficit
Balance, May 04, 2016
Issuance of Shares	9,104,000	$910	$17,689,836			$17,690,746
Stock based compensation			107			107
Net loss					(864,862)	(864,862)
Accumulated Other Comprehensive Income / (loss)				(6,474)		(6,474)

Balance, December 31, 2016	9,104,000	$910	$17,689,943	$(6,474)	$(864,862)	$16,819,517
Issuance of Shares	133,343	$14	$633,365			$633,379
Stock based compensation			100,000			100,000
Net loss					(932,150)	(932,150)
Accumulated Other Comprehensive Income / (loss)				36,973		36,973
Balance, June 30, 2017	9,237,343	$924	$18,423,308	$30,499	$(1,797,012)	$16,657,719

- The accompanying notes are an integral part of these consolidated financial statements -

NOTE 1 –ORGANIZATION

History, Organization and Description of the Business

Nano Stone Inc. (the Company) was registered in the State of Delaware in May, 2016. The Company was formed to market its founder’s newly acquired eco-friendly and cost effective Nano Technology that chemically impregnates natural stones e.g. granite, marble, etc. with anti-bacterial, anti-stain, anti-etching and anti-radon properties, an increase of up to 30% additional strength, near-permanent uniform coloring from a wide selection of shades and an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes that distinguishes the Company from other natural stone distributors around the world.

The Company is headed by a team led by Sanjay Mody, Dr. Gyung-Young Kim, Sanin Mody, James Lee and others with a focus on the mass commercialization of its disruptive Nano Stone Technology treated enhanced stone products for the building and construction industry. Sanjay Mody and his associates acquired the assets of a Korean entity and brought on some of the former entity’s key personnel to form Nano Stone Inc. with the objective to grow the Company as a global supplier of its unique Nano Stone Technology treated enhanced natural stone products and market it under the brand of “Nano Stone”.

The Company has a rich portfolio of intellectual property in the form of trade secrets for manufacturing eco-friendly Nano chemicals and the corresponding multi-step processing of natural stones with unique attributes that are not currently available in the open market. This unique feature provides a distinct edge for marketing and identifying Nano Stone in the global marketplace.  To protect against patent infringement and the challenges for a growing company associated with enforcing patents on a worldwide basis, to retain its long-term value proposition for its investors and its brand as it develops and grows its business, the Company made a decision of keeping its technology for the formulation of its proprietary Nano Stone chemical and Nano Stone Treatment process as trade secrets.

Since inception, the Company has expanded its marketing operations in the US, South Korea, India, Hong Kong, Egypt, China, and Japan.  The Company has exclusive global and regional relationships with some quality stone quarries in Egypt, the Middle East, and India.

The Company now has the following subsidiaries:

Nano Stone Korea Co. Limited.

oNano Stone Korea Co. Limited is a wholly-owned South Korean entity and was formed on September 27, 2016 in the Republic of Korea.

Nano Stone (HK) Limited.

oNano Stone (HK) Limited is a wholly-owned Hong Kong entity and was formed on March 30, 2017.

NextGen Nano Stone Trading Private Limited.

oNextGen Nano Stone Trading Private Limited is a 99% owned Indian entity and was formed on September 15, 2017.

The Company has production facilities in China, Korea and is in the process of consolidating and transitioning production to their new Indian production facility.

NOTE 2 – BASIS OF PRESENTATION

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The financial statements are presented using the accrual basis of accounting. The Company adopted the calendar year as its basis of reporting.

The accompanying audited consolidated financial statements reflect all adjustments (which were of a normal, recurring nature) that, in the opinion of management, are necessary to present fairly our financial position, results of operations and cash flows as of and for the interim periods presented. All intercompany transactions have been eliminated in the accompanying audited consolidated financial statements. These financial statements should be read in conjunction with the audited financial statements and notes thereto.

Our comprehensive income (loss) consists of net income (loss) plus or minus any periodic currency translation adjustments.

Cash and Liquidity

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the year ended December 31, 2016 and six months ended June 30, 2017, the Company recorded a net loss of $864,862 and $932,150 respectively and used cash in operations of $85,426 and $312,526 respectively.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Nano Stone Korea Co. Ltd., and Nano Stone (HK) Limited. All Intercompany transactions and balances have been eliminated in consolidation.

Income (Loss) Per Share

Basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued. For the year ended December 31, 2016 and six months ended June 30, 2017, the basic and diluted shares outstanding were the same, as potentially dilutive shares were considered anti-dilutive.

Revenue Recognition

Revenues from sales of products are recognized at the time of delivery and when title and risk of loss passes to the customer. Recognition of revenue also requires reasonable assurance of collection of sales proceeds and completion of all performance obligations. Sales discounts are issued to customers as direct discounts at the point-of-sale or through intermediary wholesaler, known as chargebacks, or indirectly in the form of rebates. Revenues are recorded net of provisions for sales discounts and returns, which are established at the time of sales, when estimated provisions for product returns, rebates, and other sales allowances are reasonably determinable, and when collectibles are reasonably assured. Accruals for these provisions are presented as a direct reduction to accounts receivable and revenues. No substantial commercial production of the products has started; revenue generated as of the year ended December 31, 2016 and six months ended June 30, 2017 is $Nil and $6,540 respectively.

Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as customer deposits. There were no customer deposits at December 31, 2016.  There were no customer deposits at December 31, 2016 and six months ended June 30, 2017.

Advertising Costs

The Company expenses advertising and related marketing and promotional costs as incurred. Advertising expense for the period ended June 30, 2017 was $8,183 and Nil for Jun 30, 2016.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the financial statement date, and reported amounts of revenue and expenses during the reporting period. Significant estimates are used in valuing stock-based compensation, among others. Actual results could differ from these estimates.

Accounts Receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers or interest on past due amounts. Management estimates the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. The allowance for doubtful accounts and returns is established through a provision reducing the carrying value of receivables. There was no allowance for doubtful accounts and returns recorded at December 31, 2016 and six months ended June 30, 2017.

For the year ended December 31, 2016 and six months ended June 30, 2017 the Company has no Accounts Receivable.

Inventories

Inventories are stated at the lower of cost or market, determined by the first-in, first-out method. Inventories consist primarily of raw materials at December 31, 2016 and six months ended June 30, 2017. The Company establishes a reserve to mark down its inventory for estimated unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based on assumptions about the usability of the inventory, future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserve may be required. There was no inventory reserve recorded at December 31, 2016 and six months ended June 30,2017.

All inventory, consists of quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such Inventory that is owned by the Company is free and clear of all encumbrances. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable.

Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company has determined the estimated useful lives of its property and equipment ranges from three to thirty-nine years.

Maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the related accounts and the resulting gain or loss is reflected in the statements of operations.

Intangible Assets

The Company completed the acquisition and purchases of its intangible assets of approximately $7,204,746. This acquisition generally enhances the breadth and depth of the Company’s offerings and expand its expertise in stone technology and other functional areas.  The Intangibles are not amortized, but are evaluated for impairment annually or when indicators of a potential impairment are present.

To protect its know-how and trade secrets, the Company customarily requires its employees and managers to execute confidentiality agreements or otherwise agree to keep its proprietary information confidential. Typically, the Company’s employment contracts also include clauses requiring these employees to assign to the Company all inventions and intellectual property rights they develop in the course of their employment and agree not to disclose the Company’s confidential information.

Foreign Currency Translation and Transactions

The financial statements and transactions of the subsidiary’s operations are reported in the local (functional) currency of Korean Won and translated into US dollars in accordance with U.S. GAAP. There were no operations in Hong Kong during the six months ended June 30, 2017. Assets and liabilities of those operations are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses from translating foreign currency financial statements are recorded as other comprehensive income (loss). Revenues and expenses are translated at the average exchange rate for the reporting period. Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the foreign operations’ functional currencies are included in expenses in the consolidated statements of operations.

Income Taxes

Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Concentration Risks

The Company performs a regular review of customer activity and associated credit risks and does not require collateral or other arrangements

Fair Value measurements

The Company determines the fair value of its assets and liabilities based on the exchange price in U.S. dollars that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy with three levels of inputs, of which the first two are considered observable and the last unobservable, to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of financial instruments such as cash, accounts receivable, inventories, and accounts payable and accrued liabilities, approximate the related fair values due to the short-term maturities of these instruments.

Foreign Operations

The accompanying consolidated financial statements as of December 31, 2016 and six months ended June 30, 2017 include assets amounting to approximately $720,369 and $623,430 respectively, relating to operations of the Company in The Republic of Korea. There were no operations in Hong Kong during the six months ended June 30, 2017.  It is always possible unanticipated events in foreign countries could disrupt the Company’s operations.

Recently Issued Accounting Pronouncements

On November 17, 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. It is intended to reduce diversity in the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. The new standard requires that restricted cash and restricted cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. ASU 2016-18 is effective for annual periods beginning after December 15, 2017 including interim periods within those fiscal years. Earlier adoption is permitted.

In January 2017, the FASB issued Accounting Standards Update No. 2017-01, clarifying the Definition of a Business, which clarifies and provides a more robust framework to use in determining when a set of assets and activities is a business. The amendments in this update should be applied prospectively on or after the effective date. This update is effective for annual periods beginning after December 15, 2017, and interim periods within those periods. Early adoption is permitted for acquisition or deconsolidation transactions occurring before the issuance date or effective date and only when the transactions have not been reported in issued or made available for issuance financial statements. The Company does not expect the adoption to have any significant impact on its Financial Statements.

In January 2017, the FASB issued ASU No. 2017-04, simplifying the Test for Goodwill Impairment. Under the new standard, goodwill impairment would be measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. This ASU eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. This update is effective for annual periods beginning after December 15, 2019, and interim periods within those periods. Early adoption is permitted for interim or annual goodwill impairment test performed on testing dates after January 1, 2017.

NOTE 4 – PROPERTY, PLANT and EQUIPMENT

Property, plant and equipment consists of the following at:	June 30, 2017	December 31, 2016
Property, Plant and Equipment	$9,070,000	$9,070,000
Office and Computer equipment	3,835	3,141
Furniture and fixtures	27,495	17,500
	9,101,330	9,090,641
Less: accumulated depreciation	(1,171,883)	(618,640)
Property and equipment, net	$7,929,447	$8,472,001

Depreciation expense for the year ended December 31, 2016 and six months ended June 30, 2017 was $ 618,640 and $553,243 respectively.

NOTE 5 – ASSETS ACQUISITION

On June 21, 2016, the Company completed the acquisition of assets including trade secrets from Mr. Sanjay Mody, President and Chairman of the Company, and his associates for the purpose of globally marketing the recently acquired Nano Technology and assets that chemically impregnates natural stones e.g. granite, marble, etc. with anti-bacterial, anti-stain, anti-etching and anti-radon properties, an increase of up to 30% additional strength, near-permanent uniform coloring from a wide selection of shades and an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes.

Mr. Sanjay Mody and his associates acquired the assets in their personal capacity, from Nano Stone Co., Ltd, a company formed under the laws of the Republic of Korea.

The Company issued 8,800,000 common stock with $ 0.0001 par value at the rate of $ 1.9240 each, as purchase consideration.

The asset acquisition consists of the following:

a	Inventory	$611,000
b	Fixed Assets	$9,070,000
c	Intangible Assets	$7,204,746
d	Cash	$45,000
	TOTAL	$16,930,746

NOTE 6 – CONVERTIBLE NOTE PAYABLE

On November 22, 2016, the Company issued $140,000 of convertible notes bearing interest at 6% per annum. The note principal and accrued interest are convertible into Common Stock at a conversion rate of $2.5 per share at maturity if exercised, subject to adjustment for stock splits and other dilution protections.

The notes initial maturity was June 30, 2017 which has been extended to December 31, 2017 upon the same terms and conditions set forth on the Note.

As of December 31, 2016, and six months ended June 30,2017, the Company owed $140,921 and $145,086 was owed under the note payable agreement and total accrued interest of $5,086.

NOTE 7 – STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 15,000,000 shares of common stock, par value $ 0.0001 per share.

On June 21, 2016, the Company issued 8,800,000 common stock with $0.0001 par value at the rate of $ 1.9240 each, as purchase consideration for assets acquisition as per Note 5 above.

In December 2016, the Company issued an additional 304,000 common stock to one of Company’s directors and through a Regulation S offering that ended December 31, 2016, with $0.0001 par value at the rate of $2.50.  Proceeds from the sale were $760,000.

The Company also granted one of the Company’s Directors 81,000 options with a strike price of $4.75 that vest equally over 3 years at the anniversary of every year of completed services as a Director.

In January 2017, the Company granted 320,000 bonus awards to some employees that vest equally over 4 years at the anniversary of every year of completed services of the employees.

From January 1, 2017 to June 30, 2017, the Company sold and issued a total of 133,343 shares of common stock from the Incentive Plan for proceeds of $633,379 through a Regulation D offering that ended June 30,2017.

At December 31, 2016 and six months ended June 30, 2017, there were 9,104,000 and 9,237,343 shares of common stock issued and outstanding (excluding unvested, unexercised options and stock awards) respectively.

Stock Based Compensation

In 2016, the Company’s Board of Directors approved the adoption of the “2016 Equity Incentive Plan” (“Equity Plan”).  The Equity Plan was initiated to encourage and enable officers, directors, consultants, advisors and key employees of the Company to acquire and retain a proprietary interest in the Company by ownership of its common stock.  The Equity Plan includes an annual award limitation under which the total number of Restricted Stock, RSUs and other shares of Stock subject to or underlying Options, SARs, Performance Shares, Performance Units and Other Stock-Based Awards awarded to any Participant during any year may not exceed 1,500,000 shares.

As per Plan the Company has following type of awards-

Stock Options

The Company may grant Incentive Stock options or Non- Qualified Stock Option. Incentive Stock options shall be limited to employees of the Company or any of its subsidiaries. Options intended to qualify as Incentive Stock Options must have an exercise price at least equal to Fair Market Value of a share of Common Stock at the time of grant.

Non-Qualified Stock Options will have an exercise price that is determined by the Committee at the time of issuance.

Restricted Stock

Eligible Participants may purchase the Restricted Stock offered by the Committee that will be subject to certain terms, conditions and restrictions as determined by the Committee and as required by law. Participants have 30 days to pay the purchase price from the date of signing – delivering the Award agreement.  The Purchase price for Restricted Stock will be determined by the Committee and may be less than Fair Market Value on the date of grant of Restricted Stock Award.

Bonus Award

A Stock Bonus award is offered to eligible participants based on services rendered or for past services already rendered to the Company or any Parent or Subsidiary. No payments from the Participant will be required for Shares awarded pursuant to the Stock Bonus Award.

Stock Options

On December 6, 2016, the Company issued options to employees of the Company to purchase 81,000 shares of common stock. These option grants vest equally over three years at an exercise price of $4.75 per share and expire four years from the date of vesting. This tranche of options was valued using the Black-Scholes pricing model. Significant assumptions used in the valuation of this tranche of options include an expected term of three years, expected volatility of 11%, a date of issue risk free interest rate of 2.35% and expected dividend yield of 0%. The value on the grant date of these unvested options was $816, to be recognized over period of 3 years. The Company has recorded stock based compensation of $107 for the options as of December 31, 2016, no options had been exercised from this tranche of options.

	Number of Shares	Weighted Avg. Exercise Price
Granted and Unvested	81,000	$4.75
Exercised	-	-
Cancelled / Expired	-	-
Outstanding at December 31, 2016	81,000	$4.75
Granted and Unvested	-	-

Exercised	-	-
Cancelled / Expired	-	-
Outstanding at June 30, 2017	81,000	$4.75

Bonus Awards

The Company in January 2017 granted 320,000 bonus awards to certain employees that vest equally over 4 years at the anniversary of every year of completed services of the employees.

The first vesting would be on December 31, 2017 of 80,000 shares. The stock awards are valued using the most recent sales of its common stock to third party (non-related party) investors in comparison to the grant date. Using this methodology, the value of stock options issued on January 1, 2017 was $2.50 per share. Total value of these stock awards is $800,000, to be amortized over vesting period. The Company has recorded $100,000 towards Share based compensation for the six months ended June 30, 2017.

NOTE 8 - COMMITMENTS

Operating Leases

As of June 30, 2017, in the U.S., the Company leased office space under a month to month cancellable lease agreement.

As of June 30, 2017, in Korea, the Company’s subsidiary leased factory space for 20 years with no rental payment obligation unless the Company starts production operations from the factory.

In March, 2017, in Korea, the Company subsidiary entered into a 12 month lease agreement for the Company’s subsidiary leased office space. The rent commitment was Korean Won 2,000,000 ($1,747) per month.  Future commitments on this lease are as follows:

o2018: $3,494

In June, 2017, in Korea, the Company subsidiary entered into a 24-month lease agreement for the Company’s subsidiary R&D space. The rent commitment was Korean Won 2,200,000 ($1,922) per month.  Future commitments on this lease are as follows:

o2018: $23,064; 2019: $9,610

As of June 30, 2017, in China, the Company’s subsidiary leased factory space for 20 years with no rental payment obligation unless the Company starts production operations from the factory.

Rent expense was $12,478 and $28,043 for the year ended December 31, 2016 and six months ended June 30, 2017 respectively.

NOTE 9 – INCOME TAXES

The Company’s effective income tax rate differs from the amount computed by applying the federal statutory income tax rate to income before income taxes as follows:

December 31, 2016
Income tax provision at federal statutory rate	(34.0) %
State income tax provision	(6.5) %
Change in valuation allowance	40.5%
Income taxes at effective income tax rate	- %

The components of deferred taxes consist of the following:

	June 30, 2017	December 31, 2016
Net operating loss carryforwards	$(785,757)	$(387,254)
Stock compensation	$(34,000)	$(36)
Depreciation	$32,880	$10,282
Less: Valuation allowance	$(786,877)	$(377,009)

Net deferred tax assets	$-	$-

Deferred income taxes result from temporary differences between income tax and financial reporting computed at the effective income tax rate. The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the recoverability of the deferred tax assets. At such time it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

The Company files U.S. federal and U.S. state tax returns. The Company’s major tax jurisdictions are U.S. federal and the State of Delaware.

NOTE 10 – SUBSEQUENT EVENTS

From July 1, 2017 to August 28, 2017, the Company sold and issued a total of 15,263 shares of common stock for proceeds of $72,499 through a Regulation D offering that ended August 28, 2017.

In August of 2017, the Company issued an additional 40,000 options from the Incentive Plan to an employee with a strike price of $4.75 that vest equally over 4 years through our Incentive Plan.

On December 4, 2017, the Note including accrued and unpaid interest which amounted to $148,950 was converted into 59,580 shares of our common stock at the conversion rate of $2.50 per share.

The Company has production facilities in China and Korea and are in the process of consolidating and transitioning production to their new Indian production facility in order to take advantage of the skills, labor and cost advantages available in India currently.

The Company now has the following subsidiaries:

oNano Stone Korea Co. Limited.

Nano Stone Korea Co. Limited is a wholly-owned South Korean entity and was formed on September 27.

oNano Stone (HK) Limited.

Nano Stone (HK) Limited is a wholly-owned Hong Kong entity and was formed on March 30, 2017.

oNextGen Nano Stone Trading Private Limited.

NextGen Nano Stone Trading Private Limited is a 99% owned Indian entity and was formed on September 15, 2017.

15.INDEX TO EXHIBITS

Exhibit 2.1 Certificate of Incorporation *
Exhibit 2.2 Bylaws *
Exhibit 2.3 Form of Subscription Agreement
Exhibit 2.4 Consent of Accountant
Exhibit 2.5 Opinion re legality

* Previously provided

16.SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Bergen, State of New Jersey, on December 15, 2017.

Nano Stone Inc.

By:	/s Sanjay Mody
Name:	Sanjay Mody
Title:	Chairman and President
(Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Sanjay Mody		December 15, 2017
_______________________		______________________
Sanjay Mody	Chairman and President (Principal Executive Officer)

Signature	Title	Date
/s/ Thomas Mabey		December 15, 2017
_______________________		______________________
Thomas Mabey	Director

Signature	Title	Date
/s/Sanin Mody		December 15, 2017
_______________________		______________________
Sanin Mody	Director